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Exhibit(a)(1)(A)

Offer To Purchase
All Outstanding Shares of Common Stock
of
ROUNDY'S, INC.
at
$3.60 Per Share, Net in Cash
by
KS MERGER SUB INC.
a wholly-owned subsidiary
of
THE KROGER CO.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 PM, NEW YORK TIME, ON DECEMBER 17, 2015, UNLESS THE OFFER IS EXTENDED.

        KS Merger Sub Inc., a Delaware corporation ("Purchaser"), a wholly-owned subsidiary of The Kroger Co., an Ohio corporation ("Kroger"), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Roundy's, Inc., a Delaware corporation (the "Company"), at a purchase price of $3.60 per Share (the "Offer Price"), net to the holder thereof in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the "Offer").

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 10, 2015 (as it may be amended from time to time, the "Merger Agreement"), by and among the Company, Kroger and Purchaser, pursuant to which, after the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation (the "Surviving Corporation") and becoming a wholly-owned subsidiary of Kroger (the "Merger"). In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") (other than (i) the Shares owned by Kroger, Purchaser or the Company, (ii) the Shares held by any subsidiary of the Company or Kroger (other than Purchaser) and (iii) the Shares held by Company stockholders who have neither voted in favor of the Merger nor consented thereto in writing and who have properly and validly perfected their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the "DGCL")) will be cancelled and converted into the right to receive cash in an amount equal to the Offer Price. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

        The Offer is not subject to any financing condition. The obligation of Purchaser to accept for payment or, subject to any applicable rules and regulations of the Securities and Exchange Commission, pay for any of the Shares that are validly tendered in the Offer and not withdrawn prior to the expiration of the Offer, is subject to the satisfaction of various conditions set forth in the Merger Agreement, including, among other conditions: (i) the condition that, prior to the expiration of the Offer, there be validly tendered and not withdrawn in accordance with the terms of the Offer a number of the Shares that, together with the Shares then owned by Kroger and Purchaser (if any), represents at least a majority of all of the Shares then outstanding on a fully diluted basis (not including the Shares tendered pursuant to guaranteed delivery procedures); (ii) the termination or expiration of any waiting period (and extension thereof) applicable to the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "Antitrust Condition"); and (iii) other customary conditions as described in this Offer to Purchase. See Section 15—"Conditions to the Offer." After consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Kroger, Purchaser and the Company will cause the Merger to become effective as soon as practicable without a meeting of stockholders of the Company in accordance with Section 251(h) of the DGCL.

        The Board of Directors of the Company (the "Company Board") has: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement; (ii) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained therein; and (iii) resolved to recommend that the holders of the Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by the applicable provisions of Delaware law, adopt the Merger Agreement.

        A summary of the principal terms and conditions of the Offer appears in the "Summary Term Sheet" below. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

        NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (WHICH WE REFER TO AS THE "SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (866) 864-4940
Email: rndy@dfking.com

November 19, 2015

 IMPORTANT

        If you wish to tender all or a portion of your Shares to Purchaser in the Offer, you should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below in the "Summary Term Sheet") together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" or (ii) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares.

        If you wish to tender your Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined below in the "Summary Term Sheet") or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender your Shares by following the guaranteed delivery procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        Questions and requests for assistance should be directed to the Information Agent (as defined below in the "Summary Term Sheet") at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and other materials related to the Offer may also be obtained at our expense from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other material related to the Offer may be found at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

i

 SUMMARY TERM SHEET

        The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entirety. This summary term sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning the Company contained in this summary term sheet and elsewhere in this Offer to Purchase has been provided to Kroger and Purchaser by the Company or has been taken from, or is based upon, publicly available documents or records of the Company on file with the SEC or other public sources at the time of the Offer. Kroger and Purchaser have not independently verified the accuracy and completeness of such information.

Securities Sought:	All of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Shares").
Price Offered Per Share:	$3.60, net to the holder thereof in cash, without interest thereon and subject to any required tax withholding.
Scheduled Expiration of Offer:	11:59 PM, New York time, on December 17, 2015, unless the Offer is otherwise extended.
Purchaser:	KS Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of The Kroger Co., an Ohio corporation.

Who is offering to buy my securities?

        KS Merger Sub Inc., a Delaware corporation ("Purchaser"), which was formed for the purpose of making the Offer, is offering to buy your Shares. Purchaser is a wholly-owned subsidiary of The Kroger Co., an Ohio corporation ("Kroger").

        Unless the context indicates otherwise, in this Offer to Purchase, we use the terms "us," "we" and "our" to refer to Purchaser and, where appropriate, Kroger. We use the term "Purchaser" to refer to KS Merger Sub Inc., the term "Kroger" to refer to The Kroger Co. alone and the term "the Company" to refer to Roundy's, Inc., a Delaware corporation.

        See Section 8—"Certain Information Concerning Kroger and Purchaser."

What is the class and amount of securities sought pursuant to the Offer?

        Purchaser is offering to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term "Offer" to refer to this offer and the term "Shares" to refer to the shares of the Company's common stock that are the subject of the Offer.

        See Section 1—"Terms of the Offer."

Why are you making the Offer?

        We are making the Offer because we want to acquire control of, and ultimately own the entire equity interest in, the Company. Following consummation of the Offer, we intend to complete the Merger (as defined below) as promptly as practicable. Upon completion of the Merger, the Company will become a wholly-owned subsidiary of Kroger. In addition, we intend to cause the Company to be delisted from the New York Stock Exchange (the "NYSE") and deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after completion of the Merger.

Who can participate in the Offer?

        The Offer is open to all holders and beneficial owners of the Shares.

How much are you offering to pay?

        Purchaser is offering to pay $3.60 per Share, net to the holder thereof in cash, without interest thereon and subject to any required tax withholding. We refer to this amount as the "Offer Price."

        See the "Introduction" to this Offer to Purchase.

Will I have to pay any fees or commissions?

        If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply.

        See the "Introduction" to this Offer to Purchase and Section 18—"Fees and Expenses."

Is there an agreement governing the Offer?

        Yes. The Company, Kroger and Purchaser have entered into an Agreement and Plan of Merger, dated as of November 10, 2015 (as it may be amended from time to time, the "Merger Agreement"). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into the Company, with the Company surviving such merger as a wholly-owned subsidiary of Kroger (such merger, the "Merger"). In addition, concurrently with entering into the Merger Agreement, Kroger and Purchaser entered into a Tender and Support Agreement with the Supporting Stockholders (as defined below in Section 11—"The Merger Agreement; Other Agreements—Tender and Support Agreement"), which provides that each Supporting Stockholder will tender into the Offer, and, subject to certain exceptions, not withdraw, all outstanding Shares such Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act).

        See Section 11—"The Merger Agreement; Other Agreements" and Section 15—"Conditions of the Offer."

What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?

        The receipt of cash in exchange for your Shares in the Offer or, assuming you do not tender your Shares pursuant to the Offer and the Offer is consummated, the receipt of cash in exchange for your Shares in the Merger, will be a taxable transaction for U.S. federal income tax purposes. In general, provided that you hold your Shares as capital assets, you will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash you receive (determined before the deduction of any withholding tax) in exchange for your Shares in the Offer or the Merger and (ii) your adjusted tax basis in the Shares tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. This capital gain or loss will be long-term capital gain or loss if you have held the Shares for more than one year as of the date of your sale or exchange of the Shares pursuant to the Offer or the Merger. See Section 5—"Certain U.S. Federal Income Tax Consequences of the Offer and Merger" for a more detailed discussion of the tax treatment of the Offer and the Merger.

        We urge you to consult with your tax advisor as to the particular tax consequences to you of the Offer and the Merger.

Do you have the financial resources to pay for all of the Shares that Purchaser is offering to purchase pursuant to the Offer?

        Yes. We estimate that we will need approximately $188,498,012 to purchase the Shares pursuant to the Offer and to complete the Merger, and that Kroger, Purchaser's parent company, will provide Purchaser with sufficient funds for this purpose. Kroger expects to obtain the necessary funds to pay for the Shares validly tendered, and not withdrawn, pursuant to the Offer from any or all of cash on hand, borrowings under existing credit facilities and commercial paper, at or about the first time as of which Purchaser accepts any Shares for payment pursuant to the Offer (such time, the "Acceptance Time") and to obtain the necessary funds to pay for the Shares exchanged for cash in the Merger from any or all of cash on hand, borrowings under existing credit facilities and commercial paper, at or about the time of the closing of the Merger.

        See Section 9—"Source and Amount of Funds."

Is Purchaser's financial condition relevant to my decision to tender my Shares in the Offer?

        No. We do not think Purchaser's financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

  •
  the Offer is being made for all issued and outstanding Shares solely for cash;

  •
  if we consummate the Offer, we intend to complete the Merger, in which all of the Shares (subject to limited exceptions for the Shares subject to appraisal rights and any Shares held by Kroger, Purchaser or the Company, or any subsidiary of the Company or Kroger (other than Purchaser)) that then remain issued and outstanding will be converted into the right to receive the Offer Price in cash;

  •
  Purchaser, through its parent company, Kroger, will have sufficient funds available to purchase all of the Shares validly tendered, and not withdrawn, in the Offer and all of the Shares converted into the right to receive the Offer Price in cash in the Merger; and

  •
  the Offer and the Merger are not subject to any financing or funding condition.

        See Section 9—"Source and Amount of Funds" and Section 11—"The Merger Agreement; Other Agreements."

Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?

        Yes. The obligation of Purchaser to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any of the Shares that are validly tendered in the Offer and not withdrawn prior to the expiration of the Offer, is subject to the satisfaction of various conditions set forth in Section 15—"Conditions of the Offer," including, among other conditions, the condition that, prior to the expiration of the Offer, there be validly tendered and not withdrawn in accordance with the terms of the Offer a number of the Shares that, together with the Shares then owned by Kroger and Purchaser (if any), represents at least a majority of all of the Shares then outstanding on a fully diluted basis (not including the Shares tendered pursuant to guaranteed delivery procedures) (such condition, the "Minimum Condition").

How long do I have to decide whether to tender my Shares in the Offer?

        You will have until 11:59 PM, New York time, on the Expiration Date to tender your Shares in the Offer. The term "Expiration Date" means December 17, 2015, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" means such subsequent date. In addition, if, pursuant to the Merger

Agreement, we decide to, or are required to, extend the Offer or we decide to provide a subsequent offering period for the Offer as described below, you will have an additional opportunity to tender your Shares.

        If you cannot deliver everything required to make a valid tender by the scheduled expiration of the Offer, you may still participate in the Offer by using the guaranteed delivery procedures that are described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" prior to the scheduled expiration of the Offer.

        See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended and under what circumstances?

        Yes. The Merger Agreement provides that: (i) Purchaser shall extend the Offer for any period required by any law or order, or any rule, regulation, interpretation or position of the SEC or its staff or the NYSE, in any such case which is applicable to the Offer; (ii) in the event that all of the conditions to the Offer are satisfied or waived (if permitted thereunder) as of any then scheduled expiration of the Offer other than the Minimum Condition, at the Company's request, Purchaser will extend the Offer for two (2) successive extension periods of ten (10) business days each (or any longer or shorter period as may be approved in advance by the Company) in order to permit the satisfaction of the Minimum Condition; (iii) in the event that any of the conditions to the Offer set forth on Annex A of the Merger Agreement, other than the Minimum Condition, are not satisfied or waived (if permitted thereunder) as of any then scheduled expiration of the Offer, at the Company's request, Purchaser will extend the Offer for such number of successive extension periods of up to ten (10) business days each (or any longer period as may be approved in advance by the Company) in order to permit the satisfaction of all of the conditions to the Offer, provided that that Purchaser will not be required to extend the Offer beyond the Termination Date (as defined below in Section 11—"The Merger Agreement; Other Agreements—Tender and Support Agreement"); and (iv) in the event that any of the conditions to the Offer are not satisfied or waived (if permitted thereunder) as of any then scheduled expiration of the Offer, Purchaser may, in its sole discretion, extend the Offer in order to permit the satisfaction of all of the conditions to the Offer. Neither Kroger nor Purchaser is permitted to extend the Offer in any manner other than the foregoing without the prior written consent of the Company.

        See Section 1—"Terms of the Offer" and Section 11—"The Merger Agreement; Other Agreements" and Section 15—"Conditions of the Offer."

Will there be a subsequent offering period?

        It is not expected that there will be a "subsequent offering period" as the Merger Agreement provides that neither Kroger nor Purchaser will extend the Offer or provide a "subsequent offering period" (within the meaning of Rule 14d-11 under the Exchange Act) in a manner that is inconsistent with the Merger Agreement without the prior written consent of the Company. Subject to the terms and conditions of the Merger Agreement and the Offer, Purchaser shall (and Kroger shall cause Purchaser to) accept for payment, and pay for, all of the Shares that are validly tendered during any such "subsequent offering period" promptly (within the meaning of Section 14e-1(c) under the Exchange Act) after any such Shares are validly tendered during any such "subsequent offering period."

        A "subsequent offering period" is different from an extension of the Offer. During a "subsequent offering period," you would not be able to withdraw any of the Shares that you had already tendered. You also would not be able to withdraw any of the Shares that you tender during the "subsequent offering period."

v

        Kroger will provide or cause to be provided to Purchaser on a timely basis the funds necessary to pay for any of the Shares that Purchaser becomes obligated to purchase during the "subsequent offering period." The Offer Price payable in respect of each Share that is validly tendered during the "subsequent offering period" shall be paid net to the holder thereof in cash, subject to reduction for any applicable withholding taxes payable in respect thereof. Notwithstanding the foregoing, Purchaser will not (and Kroger will cause Purchaser not to) commence any "subsequent offering period" after the Acceptance Time if the Merger can be effected pursuant to either Section 251(h) or Section 253 of the DGCL.

        See Section 1—"Terms of the Offer."

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, which is the depositary for the Offer (the "Depositary"), of any extension, and will issue a press release announcing the extension no later than 9:00 AM, New York time, on the next business day after the previously scheduled Expiration Date.

        See Section 1—"Terms of the Offer."

What are the most significant conditions to the Offer?

        The obligation of Purchaser to accept for payment and pay for the Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of a number of conditions by 11:59 PM, New York time, on the scheduled Expiration Date of the Offer, including, among other conditions:

  •
  the Minimum Condition;

  •
  the Antitrust Condition; and

  •
  the accuracy of the Company's representations and warranties set forth in the Merger Agreement, and the performance of the Company's obligations set forth in the Merger Agreement, to specified standards of materiality.

        The above conditions to the Offer are further described, and other conditions to the Offer are described, below in Section 15—"Conditions of the Offer." The Offer is not subject to any financing condition.

How do I tender my Shares?

        If you hold your Shares directly as the registered owner and such Shares are represented by stock certificates, you may tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, not later than the Expiration Date. If you hold your Shares as registered owner and such Shares are represented by book-entry positions, you may follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase, not later than the Expiration Date. The Letter of Transmittal is enclosed with this Offer to Purchase.

        If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

        If you are unable to deliver everything that is required to tender your Shares to the Depositary by the Expiration Date, you may obtain a limited amount of additional time by having a broker, a bank or another fiduciary that is an eligible institution guarantee that the missing items will be received by the

Depositary using the enclosed Notice of Guaranteed Delivery. To validly tender your Shares in this manner, however, the Depositary must receive the missing items within the time period specified in the notice.

        See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        You may withdraw your previously tendered Shares at any time until 11:59 PM, New York time, on the Expiration Date. In addition, if we have not accepted your Shares for payment by the end of January 19, 2016, you may withdraw them at any time after that date until we accept your Shares for payment. This right to withdraw will not, however, apply to the Shares tendered in any subsequent offering period, if one is provided.

        See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw such Shares. If you tendered your Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares.

        See Section 4—"Withdrawal Rights."

Has the Offer been approved by the Company's Board of Directors?

        Yes. The Company Board has: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement; (ii) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained therein; and (iii) resolved to recommend that the holders of the Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by the applicable provisions of Delaware law, adopt the Merger Agreement.

        A more complete description of the reasons for the Company Board's approval of the Offer and the Merger is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") to be filed by the Company with the SEC under the Exchange Act and mailed to you and other stockholders in connection with the Offer.

If the Shares tendered pursuant to the Offer are purchased by Purchaser, will the Company continue as a public company?

        No. We expect to complete the Merger as promptly as practicable following the consummation of the Offer. Once the Merger takes place, the Company will be a wholly-owned subsidiary of Kroger. Following the Merger, we intend to cause the Company to be delisted from the NYSE and deregistered under the Exchange Act.

        See Section 13—"Certain Effects of the Offer."

Will a meeting of the Company's stockholders be required to approve the Merger?

        No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation whose shares are listed on a national securities exchange or held of record by more than

2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:

  •
  the agreement of merger provides that the merger shall be governed by Section 251(h) of the DGCL;

  •
  an acquiring corporation consummates a tender offer for any and all of the outstanding stock of such constituent corporation;

  •
  following the consummation of the tender offer, the acquiring corporation holds at least the amount of shares of each class of stock of such constituent corporation that would otherwise be required to adopt the agreement of merger for such constituent corporation; and

  •
  the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer.

        If the conditions to the Offer and the Merger are satisfied or waived, we intend to effect the Merger pursuant to Section 251(h) of the DGCL without a meeting of the Company's stockholders and without a vote or any further action by the Company's stockholders. If we are prohibited from effecting the Merger pursuant to Section 251(h) of the DGCL, we reserve the right to effect the Merger in any other manner that complies with the DGCL.

If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?

        If the Offer is consummated and certain other conditions are satisfied, Purchaser expects to effect the Merger pursuant to Section 251(h) of the DGCL. At the Effective Time of the Merger, each of the Shares then issued and outstanding (other than the (i) Shares owned by Kroger, Purchaser or the Company, (ii) Shares held by any subsidiary of the Company or Kroger (other than Purchaser) and (iii) Shares held by Company stockholders who have neither voted in favor of the Merger nor consented thereto in writing and who have properly and validly perfected their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL) will be converted in the Merger into the right to receive an amount in cash equal to the Offer Price, without interest thereon and subject to any required tax withholding.

        If the Merger is completed, the Company's stockholders who do not tender their Shares in the Offer (other than stockholders who properly perfect appraisal rights) will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you will be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender your Shares in the Offer, whereas they will be available to you in the Merger if you do not tender your Shares in the Offer. See Section 17—"Appraisal Rights." However, if the Offer is consummated but the Merger is not completed, the number of the Company's stockholders and the number of the Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, in such event, it is possible that the Company will be delisted from the NYSE, will no longer be required to make filings with the SEC under the Exchange Act, or will otherwise not be required to comply with the rules relating to publicly held companies to the same extent as it is now.

        See the "Introduction" to this Offer to Purchase, Section 11—"The Merger Agreement; Other Agreements" and Section 13—"Certain Effects of the Offer."

What will happen to restricted stock units in the Offer?

        The Offer is being made only for the Shares, and not for outstanding restricted stock units issued by the Company. Holders of outstanding restricted stock units issued by the Company may participate in the Offer only if they become vested in such restricted stock units (for which no further action on the part of such holders of restricted stock units is required), and settle them for Shares in accordance with the terms of the applicable equity incentive plan or other applicable agreements of the Company, and tender the Shares, in connection with such vesting and settlement. Any such settlement should be completed sufficiently in advance of the Expiration Date to assure the holder of such restricted stock units that the holder will have sufficient time to comply with the procedures for tendering the Shares described below in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        At the Effective Time of the Merger, (i) the vesting of each restricted stock unit that remains outstanding and is unvested as of immediately prior to the Effective Time shall be accelerated in full (and, with respect to those restricted stock units subject to performance based vesting criteria, assuming achievement of applicable performance goals at the target level) and (ii) each restricted stock unit that remains outstanding immediately prior to the Effective Time shall be cancelled and terminated as of the Effective Time. Each holder of a restricted stock unit shall be paid at or promptly after the Effective Time, subject to any required withholding, an amount in cash (without interest) equal to the number of the Shares subject to such cancelled restricted stock units multiplied by the Offer Price.

        See Section 11—"The Merger Agreement; Other Agreements."

What is the "Top-Up Option" and when could it be exercised?

        The Merger Agreement provides for the Company's irrevocable grant to Purchaser of an option (the "Top-Up Option") to purchase that number of authorized and unissued Shares (the "Top-Up Option Shares") equal to the lowest number of Shares that, when added to the number of Shares beneficially owned by Kroger and/or Purchaser at the time of such exercise, shall constitute 100 Shares more than 90% of the total number of the Shares outstanding immediately after the issuance of the Top-Up Option Shares (the "Short-Form Threshold") (assuming the issuance of the Top-Up Option Shares) at a price per share equal to the Offer Price.

        Notwithstanding anything to the contrary in the Merger Agreement, the Top-Up Option shall not be exercisable (i) if the Merger can be effected pursuant to Section 251(h) of the DGCL; (ii) unless immediately after such exercise and the issuance of Shares pursuant thereto, Purchaser would own more than the Short-Form Threshold; (iii) for a number of the Shares in excess of the Company's then authorized and unissued Shares (treating any Shares held in the treasury of the Company as unissued); or (iv) if any applicable law or any applicable order shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares.

        Provided that no applicable law or order prohibits the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect thereof, Purchaser may exercise the Top-Up Option, in whole but not in part, at any one time after the Acceptance Time and prior to the earlier to occur of (A) the Effective Time and (B) the termination of the Merger Agreement in accordance with its terms.

        See Section 11—"The Merger Agreement; Other Agreements."

What is the market value of my Shares as of a recent date?

        On November 10, 2015, the last full day of trading before we announced the Merger Agreement, the reported closing price of the Shares on the NYSE was $2.18 per Share. On November 18, 2015, the last full day of trading before commencement of the Offer, the reported closing price of the Shares on the NYSE was $3.60 per Share. We encourage you to obtain a recent market quotation for the Shares before deciding whether to tender your Shares.

        See Section 6—"Price Range of Shares; Dividends."

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

        Yes. Concurrently with entering into the Merger Agreement, Kroger and Purchaser entered into a Tender and Support Agreement with the Supporting Stockholders (as defined below in Section 11—"The Merger Agreement; Other Agreements—Tender and Support Agreement"), which provides that each Supporting Stockholder will tender into the Offer, and, subject to certain exceptions, not withdraw, all of the outstanding Shares such Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act). The Tender and Support Agreement also provides that the Supporting Stockholders will vote their Shares against certain alternative corporate transactions. The Supporting Stockholders collectively beneficially owned, in the aggregate, 3,564,657 Shares as of November 10, 2015 (or approximately 7.22% of the total of all of the Shares that were outstanding and all additional Shares that were deemed outstanding for purposes of calculating the Supporting Stockholders' percentage ownership in accordance with Rule 13d-3(d)(1)(i) under the Exchange Act as of November 10, 2015).

        See Section 11—"The Merger Agreement; Other Agreements—Tender and Support Agreement."

Will I have appraisal rights in connection with the Offer?

        No appraisal rights will be available to you in connection with the Offer. However, if Purchaser purchases the Shares pursuant to the Offer, and the Merger is completed, holders of the Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter lose such holders' appraisal rights (by withdrawal, failure to perfect or otherwise), will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, thereon. The "fair value" could be greater than, less than or the same as the Offer Price.

        See Section 17—"Appraisal Rights."

Whom should I call if I have questions about the Offer?

        You may call D.F. King & Co., Inc., the information agent for the Offer (the "Information Agent") at (866) 864-4940. See the back cover of this Offer to Purchase for additional contact information.

x

 INTRODUCTION

        KS Merger Sub Inc., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of The Kroger Co., an Ohio corporation ("Kroger"), is offering to purchase all of the issued and outstanding shares of common stock, par value, $0.01 per share (the "Shares"), of Roundy's, Inc., a Delaware corporation (the "Company"), at a purchase price of $3.60 per Share (the "Offer Price"), net to the holder thereof in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the "Offer").

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 10, 2015 (as it may be amended from time to time, the "Merger Agreement"), by and among the Company, Kroger and Purchaser, pursuant to which, after consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation (the "Merger"). In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than the (i) Shares owned by Kroger, Purchaser or the Company, (ii) Shares held by any subsidiary of the Company or Kroger (other than Purchaser) and (iii) Shares held by Company stockholders who have neither voted in favor of the Merger nor consented thereto in writing and who have properly and validly perfected their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the "DGCL")) will be converted into the right to receive the Offer Price, net to the holder thereof in cash, without interest thereon and subject to any required tax withholding. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares. The Merger Agreement is more fully described in Section 11—"The Merger Agreement; Other Agreements."

        Tendering stockholders who are record owners of their Shares and who tender directly to the Depositary (as defined above in the "Summary Term Sheet") will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Section 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of the Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

        The Company Board has: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement; (ii) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained therein; and (iii) resolved to recommend that the holders of the Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by the applicable provisions of Delaware law, adopt the Merger Agreement.

        A more complete description of the Company Board's reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Company's Solicitation/Recommendation Statement on the Schedule 14D-9 (the "Schedule 14D-9"). Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings "Background of the Offer and Merger" and "Reasons for the Recommendation of the Company Board."

        The obligation of Purchaser to accept for payment and pay for the Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to various conditions set forth in the Merger Agreement, including, among others: (i) the Minimum Condition and (ii) the Antitrust Condition (as defined above in the "Summary Term Sheet"). The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15—"Conditions of the Offer."

        This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully in its entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.     Terms of the Offer.

        Purchaser is offering to purchase all of the issued and outstanding Shares at the Offer Price. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and, as promptly as practicable after the Expiration Date, pay for all of the Shares (excluding the Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) validly tendered prior to 11:59 PM, New York time, on the Expiration Date and not validly withdrawn as described in Section 4—"Withdrawal Rights."

        The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the other conditions described in Section 15—"Conditions of the Offer."

        The Merger Agreement provides that: (i) Purchaser shall (and Kroger will cause Purchaser to) extend the Offer for any period required by any law or order, or any rule, regulation, interpretation or position of the SEC or its staff or the NYSE, in any such case which is applicable to the Offer; (ii) in the event that all of the conditions to the Offer are satisfied or waived (if permitted thereunder) as of any then scheduled expiration of the Offer other than the Minimum Condition, at the Company's request, Purchaser will extend the Offer for two (2) successive extension periods of ten (10) business days each (or any longer or shorter period as may be approved in advance by the Company) in order to permit the satisfaction of the Minimum Condition; (iii) in the event that any of the conditions to the Offer set forth on Annex A of the Merger Agreement, other than the Minimum Condition, are not satisfied or waived (if permitted thereunder) as of any then scheduled expiration of the Offer, at the Company's request, Purchaser will extend the Offer for such number of successive extension periods of up to ten (10) business days each (or any longer period as may be approved in advance by the Company) in order to permit the satisfaction of all of the conditions to the Offer, it being understood that Purchaser will not be required to extend the Offer beyond the Termination Date (as defined below in Section 11—"The Merger Agreement; Other Agreements—Tender and Support Agreement"); and (iv) notwithstanding anything to the contrary in clauses (ii) and (iii) of this sentence, in the event that any of the conditions to the Offer are not satisfied or waived (if permitted thereunder) as of any then scheduled expiration of the Offer, Purchaser may, in its sole discretion, extend the Offer in order to permit the satisfaction of all of the conditions to the Offer. Neither Kroger nor Purchaser is permitted to extend the Offer in any manner other than the foregoing without the prior written consent of the Company.

        The Merger Agreement provides that Purchaser expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, but that notwithstanding the foregoing, without the prior written consent of the Company in its sole discretion, Purchaser may not (and Kroger shall not permit Purchaser to) (i) waive (A) the Minimum Condition, (B) the Antitrust Condition or (C) the condition that any governmental authority of competent jurisdiction shall not have enacted, issued, granted or promulgated any law or order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger in the United States, and (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the Offer Price or the number of the Shares sought in the Offer, (C) extends the Offer, other than in a manner permitted by the Merger Agreement, (D) imposes conditions to the Offer other than those set forth in Annex A of the Merger Agreement or modifies the conditions set forth in

Annex A of the Merger Agreement, or (E) amends any other term or condition of the Offer in any manner that is material and adverse to the holders of the Shares.

        If we extend the Offer, are delayed in our acceptance for payment of or payment for the Shares or are unable to accept the Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights." However, our ability to delay the payment for the Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

        Subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC and other applicable laws and regulations, we expressly reserve the right to waive any condition to the Offer at any time and from time to time, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 AM, New York time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

        If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to holders of the Shares, and with respect to a change in price or a change in the percentage of securities sought, a minimum 10-business day period may be required to allow for adequate dissemination to holders of the Shares and investor response.

        If, on or before the Expiration Date, we increase the consideration being paid for the Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

        The obligation of Purchaser to accept for payment and pay for the Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions to the Offer. Notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment or (subject to any such rules and regulations) the payment for, any tendered Shares, and may terminate the Offer at any scheduled Expiration Date or amend or terminate the Offer as otherwise permitted by the Merger Agreement, if any of the conditions to the Offer have not been satisfied. Under certain circumstances described in the Merger Agreement, we may terminate the Merger Agreement.

        We do not intend to provide a subsequent offering period for the Offer as the Merger Agreement provides that neither Kroger nor Purchaser will extend the Offer or provide for a "subsequent offering period" within the meaning of Rule 14d-11 promulgated under the Exchange Act in a manner that is inconsistent with the Merger Agreement without the prior written consent of the Company. However, if any subsequent offering period is provided or extended, a public announcement of such determination will be made no later than 9:00 AM, New York time, on the next business day following the Expiration Date or date of termination of any prior subsequent offering period. Subject to the terms and conditions of the Merger Agreement and the Offer, Purchaser shall (and Kroger shall cause Purchaser to) accept for payment, and pay for, all of the Shares that are validly tendered during any such "subsequent offering period" promptly (within the meaning of Section 14e-1(c) under the Exchange Act) after any such Shares are validly tendered during any such "subsequent offering period." Purchaser shall not (and Kroger shall cause Purchaser not to) commence any "subsequent offering period" after the Acceptance Time if the Merger can be effected pursuant to either (i) Section 251(h) of the DGCL or (ii) Section 253 of the DGCL without exercise of the Top-Up Option or assuming the exercise of the Top-Up Option (as defined in Section 11).

        During any such subsequent offering period, any remaining holders of the Shares may tender, but not withdraw, their Shares and receive the Offer Price. If we include a subsequent offering period, we will immediately accept and promptly pay for all of the Shares that were validly tendered during the initial offering period. During any such subsequent offering period, tendering holders will not have withdrawal rights, and we will immediately accept and promptly pay for any of the Shares tendered during any such subsequent offering period.

        The Company has provided us with its stockholders list and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase and the related Letter of Transmittal, as well as the Schedule 14D-9, will be mailed to record holders of the Shares whose names appear on the stockholder list and will be furnished for subsequent transmittal to beneficial owners of the Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.     Acceptance for Payment and Payment for Shares.

        Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of the conditions to the Offer set forth in Section 15—"Conditions of the Offer," we will accept for payment and pay for all of the Shares validly tendered and not validly withdrawn pursuant to the Offer promptly. If we commence a subsequent offering period in connection with the Offer, we will immediately accept for payment and promptly pay for all additional Shares as they are tendered during such subsequent offering period, subject to and in compliance with the requirements of Rule 14d-11(e) under the Exchange Act. Subject to compliance with Rule 14e-1(c) and Rule 14d-11(e) under the Exchange Act, as applicable, we expressly reserve the right to delay payment for the Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16—"Certain Legal Matters; Regulatory Approvals."

        In all cases, we will pay for the Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") (such a confirmation, a "Book-Entry Confirmation") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to the Shares are actually received by the Depositary.

        The term "Agent's Message" means a message, transmitted through electronic means by DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term "Agent's Message" also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office.

        For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, the Shares validly tendered and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for the Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of the Shares or are unable to accept the Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making such payment.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of the Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares.

  Valid Tenders.

        In order for a stockholder to validly tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below under "Book-Entry Transfer" and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery."

  Book-Entry Transfer.

        The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for such transfer. However, although delivery of the Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery." Delivery of documents to DTC does not constitute delivery to the Depositary.

  Signature Guarantees.

        No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery.

        If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received on or prior to the Expiration Date by the Depositary as provided below; and

  •
  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

        Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        THE METHOD OF DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF SHALL PASS, ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of the Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

  Determination of Validity.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Kroger or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Appointment.

        By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

  Information Reporting and Backup Withholding.

        Payments made to stockholders of the Company in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, any U.S. stockholder that does not otherwise establish an exemption should complete and return the IRS Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a U.S. person, the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Any foreign stockholder should submit an IRS Form W-8BEN or W-8BEN-E, as applicable (or other applicable IRS Form W-8), attesting to such stockholder's exempt foreign status in order to qualify for an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund from the IRS or a credit against a stockholder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.

        Shares tendered pursuant to the Offer may be withdrawn at any time until 11:59 PM, New York time, on the Expiration Date. Thereafter, tenders are irrevocable, except that Shares tendered may also be withdrawn after January 19, 2016 if Purchaser has not accepted them for payment by the end of January 19, 2016. This right to withdraw will not, however, apply to the Shares tendered in any subsequent offering period, if one is provided.

        For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at the address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered owners and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.

        Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" at any time prior to the Expiration Date.

        No withdrawal rights will apply to Shares tendered during a subsequent offering period, and no withdrawal rights apply during any subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. See Section 1—"Terms of the Offer."

        Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No withdrawal of the Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Kroger or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5.     Certain U.S. Federal Income Tax Consequences of the Offer and Merger.

        The following is a summary of the material U.S. federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders of the Company. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof in effect as of the date of this Offer, all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

        The summary applies only to stockholders of the Company who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, as held for investment). This summary does not address foreign, state or local tax consequences of the Offer or the Merger, nor does it purport to address the U.S. federal income tax consequences of the transactions to holders of the Company compensatory or other equity-based awards, or to special classes of taxpayers (e.g., foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, stockholders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, stockholders holding Shares that are part of a straddle, hedging, constructive sale or conversion transaction, stockholders who received Shares in compensatory transactions, pursuant to the exercise of employee stock purchase rights or stock appreciation rights, as restricted stock or otherwise as compensation, or stockholders that beneficially own (actually or constructively) more than 5% of the total fair market value of the Shares) and stockholders that exercise their appraisal right in connection with the Merger. In addition, this summary does not address U.S. federal taxes other than income taxes.

        For purposes of this summary, the term "U.S. Holder" means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a U.S. court is able to exercise primary supervision over the trust's administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust's substantial decisions or (B) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes. This discussion does not address the tax consequences to stockholders who are not U.S. Holders.

        If a partnership, or another entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership's activities. Accordingly, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes that hold Shares, and partners or members in those entities or arrangements, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.

        Because individual circumstances may differ, each stockholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax consequences of the Offer and the Merger on a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

        The exchange of the Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received (determined before the deduction of any withholding tax) and (ii) the U.S. Holder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss, provided that the U.S. Holder held such block of Shares for more than one year at the time of consummation of the Offer or the Merger, as the case may be. Long-term capital gains recognized by individuals are subject to a maximum U.S. federal income tax rate of 20%. In addition, certain non-corporate stockholders may be subject to an additional 3.8% tax on all or a portion of their "net investment income," which may include all or a portion of the gain recognized in connection with the Offer or the Merger. Short-term capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a U.S. Holder's capital losses.

        A U.S. Holder whose Shares are tendered pursuant to the Offer or exchanged for cash pursuant to the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

6.     Price Range of Shares; Dividends.

        The Shares currently trade on the NYSE under the symbol "RNDY." The following table sets forth the high and low sale prices per Share for each quarterly period within the two preceding fiscal years and during the three preceding quarters of the current fiscal year, as reported by Bloomberg Finance based on published financial sources:

	High	Low
Fiscal Year Ended December 28, 2013
First Quarter	$6.92	$4.30
Second Quarter	$8.33	$6.37
Third Quarter	$9.75	$8.20
Fourth Quarter	$10.58	$8.10
Fiscal Year Ended January 3, 2015
First Quarter	$10.11	$6.01
Second Quarter	$7.03	$4.86
Third Quarter	$5.47	$3.00
Fourth Quarter	$4.92	$2.82
Fiscal Year 2015
First Quarter	$5.00	$3.35
Second Quarter	$5.93	$2.97
Third Quarter	$3.31	$2.20

        On November 10, 2015, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing price of the Shares on the NYSE was $2.18 per Share. On November 18, 2015, the last full day of trading before the commencement of the Offer, the reported closing price of the Shares on the NYSE was $3.60 per Share. Stockholders are urged to obtain current market quotations for the Shares.

        Prior to December 2, 2013, the Company historically declared quarterly dividends of approximately $0.12 per Share on all of the Shares. However, the Company has not paid any dividends since that date and is subject to certain contractual restrictions which limit its ability to do so. As a result, the Company does not anticipate paying dividends in the near future.

7.     Certain Information Concerning the Company.

        The summary information set forth below is qualified in its entirety by reference to the Company's public filings with the SEC (which may be obtained and inspected as described below under "Additional Information") and should be considered in conjunction with the financial and other information in such filings and other publicly available information. Neither Kroger nor Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information are untrue. However, neither Kroger nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such filings, or for any failure by the Company to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Kroger or Purchaser.

        General.    The Company is a Delaware corporation and a leading Midwest supermarket, whose stores offer all of the products and services found in a conventional supermarket, including nationally branded food products and own-brand products. The Company's stores also feature expansive meat, produce, deli and other perishable products and specialty and prepared food departments, and offer a broad line of health and beauty care products and a large selection of seasonal merchandise. Many of the Company's stores feature pharmacies, as well. The address of the Company's principal executive offices and the Company's phone number at its principal executive offices are as set forth below:

    875 East Wisconsin Avenue
    Milwaukee, Wisconsin 53202
    (414) 231-5000

        Projected Financial Information.    In connection with our due diligence review of the Company, the Company made available to us the financial forecasts that are referred to as the "unaudited financial information" in Item 8—"Additional Information" of the Schedule 14D-9 under the sub-heading entitled "Financial Projections."

        Additional Information.    The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, restricted stock units granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements, the last one having been filed with the SEC on April 2, 2015 and distributed to the Company's stockholders. Such information also will be available in the Schedule 14D-9. Such reports, proxy statements and other information are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, including the Company, that file electronically with the SEC.

8.     Certain Information Concerning Kroger and Purchaser.

        Purchaser is a Delaware corporation and a wholly-owned subsidiary of The Kroger Co., an Ohio corporation, and was formed solely for the purpose of facilitating Kroger's acquisition of the Company. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Purchaser will merge with and into the Company and will cease to exist, with the Company surviving the Merger. The business address and business telephone number of Purchaser are as set forth below:

    KS Merger Sub Inc.
    1014 Vine Street
    Cincinnati, Ohio 45202-1100
    (513) 762-4000

        Kroger is one of the world's largest retailers and employs nearly 400,000 associates who serve customers in 2,623 supermarkets and multi-department stores in 34 states and the District of Columbia under two dozen local banner names including Kroger, City Market, Dillons, Food 4 Less, Fred Meyer, Fry's, Harris Teeter, Jay C, King Soopers, QFC, Ralphs and Smith's. Kroger also operates 781 convenience stores, 327 fine jewelry stores, 1,350 supermarket fuel centers and 37 food processing plants in the U.S. Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and community organizations. Kroger contributes food and funds equal to 200 million meals a year through more than 100 Feeding America food bank partners. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable and the U.S. Hispanic Chamber's Million Dollar Club.

        The business address and business telephone number of Kroger are as set forth below:

    The Kroger Co.
    1014 Vine Street
    Cincinnati, Ohio 45202-1100
    (513) 762-4000

        The summary information set forth below is qualified in its entirety by reference to Kroger's public filings with the SEC (which may be obtained and inspected as described below under "Additional Information") and should be considered in conjunction with the more comprehensive financial and other information in such filings and other publicly available information.

        The name, business address, current principal occupation or employment, five-year material employment history and citizenship of each director and executive officer of Purchaser and Kroger and certain other information are set forth in Schedule I to this Offer to Purchase.

        Except as set forth in Schedule I to this Offer to Purchase, during the last five years, neither Purchaser nor Kroger, or, to the best knowledge of Purchaser and Kroger, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Prior to the date of the execution of the Merger Agreement, Kroger held 2,361,582 Shares. As a result of the Tender and Support Agreement (as defined below in Section 11—"The Merger Agreement; Other Agreements—Tender and Support Agreement"), Purchaser and Kroger may each be deemed to be the beneficial owner of, including Shares that may become vested for Shares, an additional 3,564,657 Shares in the aggregate, as of November 10, 2015 (or approximately 7.22% of the total of all Shares that were outstanding and all additional Shares that were deemed outstanding for purposes of calculating the Supporting Stockholders' percentage ownership in accordance with Rule 13d-3(d)(1)(i) under the Exchange Act as of November 10, 2015).

        Except as described above, pursuant to the Tender and Support Agreement or as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) neither Purchaser nor Kroger and, to the knowledge of Purchaser and Kroger, the persons listed in Schedule I hereto beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) neither Purchaser nor Kroger and, to the knowledge of Purchaser and Kroger, the persons referred to in clause (i) above has effected any transaction with respect to the Shares or any other equity securities of the Company during the past 60 days; (iii) neither Purchaser nor Kroger and, to the knowledge of Purchaser and Kroger, the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between any of Purchaser and Kroger, their subsidiaries or, to the knowledge of Purchaser and Kroger, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Purchaser or Kroger, their subsidiaries or, to the knowledge of Purchaser and Kroger, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        Additional Information.    Kroger is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports, proxy statements and other information with the SEC relating to its business, its financial condition, information as of particular dates concerning Kroger's directors and officers, information as of particular dates concerning the principal holders of Kroger's securities and any material interests of such persons in transactions with Kroger. Such reports, proxy statements and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to the Company in Section 7—"Certain Information Concerning the Company."

9.     Source and Amount of Funds.

        We estimate that we will need approximately $188,498,012 to purchase the Shares pursuant to the Offer and to complete the Merger. The Offer is not conditioned upon Kroger's or Purchaser's ability to finance the purchase of the Shares pursuant to the Offer.

        Kroger will provide Purchaser with sufficient funds to purchase all of the Shares validly tendered in the Offer and, upon the terms and subject to the conditions set forth in the Merger Agreement, to complete the Merger following the consummation of the Offer. Kroger expects to obtain the necessary funds to purchase the Shares from any or all of cash on hand, borrowings under existing credit facilities and commercial paper.

10.   Background of the Offer; Past Contacts or Negotiations with the Company.

        The following is a description of contacts between representatives of Kroger or Purchaser and representatives of the Company that resulted in the execution of the Merger Agreement and the other agreements related to the Offer. The chronology below covers only the key events leading up to the execution of the Merger Agreement and the other agreements related to the Offer, and does not purport to catalogue every conversation between representatives of Kroger or Purchaser and representatives of the Company. For a review of the Company's activities relating to these contacts, please refer to the Schedule 14D-9, including the information set forth in Item 4 under the sub-heading "Background of the Offer and Merger".

        Kroger regularly evaluates its business and plans and considers a variety of potential transactions to enhance its business, including the consideration of potential candidates for acquisitions and other strategic transactions.

        On August 7, 2015, W. Rodney McMullen, Chairman of the Board and Chief Executive Officer of Kroger, and J. Michael Schlotman, Executive Vice President and Chief Financial Officer of Kroger, indicated that they would like to meet with Robert A. Mariano, Chairman of the Board, President and Chief Executive Officer of the Company, and Michael Turzenski, Chief Financial Officer of the Company, to explore a potential strategic transaction involving Kroger and the Company.

        On August 10, 2015, Kroger and the Company executed a confidentiality agreement (the "Confidentiality Agreement") and, on August 13, 2015, the Company provided to Kroger certain non-public financial information regarding the Company, including the Company's five-year financial plan.

        On August 15, 2015, Mr. Mariano and Mr. Turzenski met with Mr. McMullen and Mr. Schlotman to discuss the possibility of a potential strategic transaction involving Kroger and the Company. At the conclusion of the meeting, Mr. Schlotman indicated that Kroger intended to send a letter outlining Kroger's proposal for a strategic transaction within the next few days.

        On August 17, 2015, Kroger sent to the Company a preliminary non-binding proposal to acquire all of the Company's outstanding Shares for $3.10 to $3.40 per Share in cash, with a request for a 45-day period of exclusivity to complete due diligence and negotiate definitive agreements.

        On August 18, 2015, Mr. Mariano sent a letter to Mr. Schlotman advising Kroger that the Company Board was continuing to discuss the possibility of a strategic transaction with Kroger and would respond at a later time.

        On August 20, 2015, at Kroger's direction, representatives of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("BofA Merrill Lynch") and Sagent Advisors ("Sagent"), financial advisors to Kroger, submitted a preliminary due diligence request list to the Company in order to continue discussions with respect to a strategic transaction.

        On August 28, 2015, the Company informed Mr. Schlotman that J.P. Morgan Securities LLC ("J.P. Morgan") had been engaged to assist in the Company's review of Kroger's proposal and that the Company Board was not yet prepared to enter into an exclusivity arrangement with Kroger at that time.

        During the period between August 29 and September 20, 2015, the Company and Kroger and their respective advisors held several meetings and conference calls to discuss various due diligence matters in response to Kroger's due diligence requests. During this period, Kroger requested a period of exclusivity to complete due diligence and finalize negotiations, but such exclusivity was not granted by the Company. The Company and its advisors periodically had discussions with Kroger regarding Kroger's proposal.

        On September 3, 2015, Mr. Schlotman called Mr. Mariano to discuss timing and process for continuing to discuss Kroger's proposal. Mr. Mariano stated that J.P. Morgan's evaluation was ongoing and that the Company was prepared to engage in further discussions with Kroger once completed.

        During the period between September 22 and October 12, 2015, the Company and Kroger and their respective advisors conducted a number of conference calls to discuss whether or not the Company would conduct an auction process, or whether such process not would be sought if Kroger increased its proposed purchase price. The Company and Kroger, among other things, discussed, and shared calculations regarding, potential benefits that may be achievable in the transaction.

        On October 13, 2015, representatives of Sagent, on behalf of Kroger, submitted to the Company a revised proposal to acquire all of the Company's outstanding Shares for $3.50 to $3.70 per Share in cash, subject to completion of Kroger's customary due diligence and a 28-day period of exclusivity.

        On October 14, 2015, J.P. Morgan communicated to representatives of BofA Merrill Lynch that Kroger should propose a specific purchase price per Share instead of a range and, if the Company Board determined that such price was acceptable, the Company would be willing to grant Kroger a 28-day period of exclusivity.

        On October 20, 2015, the Company held a conference call with Kroger to discuss the Company's potential pension liabilities. On the same day, members of the Company's management team held a conference call with Kroger to discuss the Company's third-quarter financial results and full-year 2015 estimates and the Company's performance outlook generally.

        Following that meeting, representatives of BofA Merrill Lynch, on behalf of Kroger, confirmed to J.P. Morgan that, based on Kroger's due diligence and recent discussions, it would be willing to proceed with a transaction with the Company at a purchase price of $3.55 per Share in cash, subject to a 21-day period of exclusivity to complete due diligence and finalize negotiations.

        On October 21, 2015, J.P. Morgan communicated to Kroger and its financial advisors, at the Company Board's request, that Kroger needed to further increase its proposed purchase price of $3.55 per Share in cash and commit to a go-shop period. Later that same day, at Kroger's direction, representatives of BofA Merrill Lynch communicated to J.P. Morgan Kroger's willingness to increase its proposed purchase price to $3.60 per Share in cash, but that such offer was Kroger's "best and final" and that Kroger would not require a written agreement regarding exclusivity and Kroger would agree to the inclusion of a customary go-shop period in the definitive merger agreement.

        On October 26, 2015, Weil, Gotshal & Manges LLP ("Weil"), legal counsel to Kroger, through BofA Merrill Lynch, sent to the Company and Kirkland & Ellis, legal counsel to the Company, through J.P. Morgan, Kroger's initial draft of the Agreement and Plan of Merger (the "Initial Draft Agreement").

        During the period between October 29 and November 4, 2015, the Company, Kroger and their respective advisors held several meetings and conference calls to discuss various due diligence matters, including merchandising, legal, pharmacy, facilities, retail operations, information technology, human resources and tax.

        On October 30, 2015, Kirkland & Ellis through J.P. Morgan sent a revised draft of the Initial Draft Agreement to Weil and Kroger, through BofA Merrill Lynch.

        During the period from November 2 to November 9, 2015, Kirkland & Ellis and Weil conducted a number of conference calls, during which they negotiated the terms and conditions of the Merger Agreement, including, among others, the transaction structure, closing conditions, the circumstances under which the Company Board could change its recommendation to the Company stockholders regarding the proposed transaction, interim covenants, the length of the go-shop period, the conditions under which the Merger Agreement could be terminated and the reduction in the proposed termination fees, following the delivery thereof on November 3, 2015, the Tender and Support Agreement (defined below), which was proposed to be entered into by certain stockholders of the Company, and related ancillary documents.

        On November 3, 2015, Kroger conducted various site visits at Company stores, and Mr. Kitz and Mr. Daniel Farrell, Vice President of Real Estate of the Company, hosted employees of Kroger at the Company's headquarters to review environmental reports.

        On November 7, 2015, Weil sent Kirkland & Ellis a revised draft of the Merger Agreement, which contemplated a go-shop period of 30 days and a go-shop termination fee and other termination fee of $8 million and $20 million, respectively.

        On the evening of November 10, 2015, the Company, Kroger and Purchaser entered into the Merger Agreement and Kroger, Purchaser, and certain stockholders of the Company entered into the Tender and Support Agreement.

        On the morning of November 11, 2015, Kroger and the Company issued a joint press release to announce the execution of the Merger Agreement.

11.   The Merger Agreement; Other Agreements.

Merger Agreement

  The Merger Agreement

        The following is a summary of the material provisions of the Merger Agreement. The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement is not intended to provide you with any factual information about Kroger, Purchaser or the Company. Such information can be found elsewhere in this Offer to Purchase. References to "business day" in relation to provisions of the Merger Agreement shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.

        The Merger Agreement has been filed herewith as required by applicable SEC regulations and solely to inform investors of its terms. The Merger Agreement contains representations, warranties and covenants, which were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement (and, in the case of certain covenants relating to indemnification of directors and officers, for the benefit of directors and officers of the Company designated as third-party beneficiaries), and are intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. The holders of the Shares and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Kroger, Purchaser or any of their respective subsidiaries or affiliates.

  The Offer

  Principal Terms of the Offer

        The Merger Agreement provides that, subject to the terms and conditions of the Offer and the Merger Agreement, Purchaser will accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer (excluding the Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) as soon as practicable after Purchaser is permitted to do so under applicable law or regulations, and will pay the Offer Price in exchange for such Shares accepted for payment. The Merger Agreement provides that the obligation of Purchaser to accept for payment, and pay for, the Shares validly tendered (and not withdrawn) is subject to the satisfaction or (if permitted) waiver of the conditions to the Offer.

        The Merger Agreement provides that Purchaser expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, but that notwithstanding the foregoing, without the prior written consent of the Company in its sole discretion, Purchaser may not (and Kroger shall not permit Purchaser to):

  •
  waive the Minimum Condition; or

  •
  waive the Antitrust Condition; or

  •
  waive the condition that any governmental authority of competent jurisdiction shall not have enacted, issued, granted or promulgated any law or order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal in the U.S. or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger in the U.S.; or

  •
  make any change in the terms of or conditions to the Offer that:

  •
  changes the form of consideration to be paid in the Offer;

  •
  decreases the Offer Price or the number of Shares sought in the Offer;

  •
  extends the Offer, other than in a manner permitted by the Merger Agreement;

  •
  imposes conditions to the Offer other than those set forth in Annex A of the Merger Agreement or modifies the conditions set forth in Annex A of the Merger Agreement (See Section 15—"Conditions of the Offer"); or

  •
  amends any other term or condition of the Offer in any manner that is material and adverse to the holders of the Shares.

  Extensions of the Offer/Subsequent Offering Period

        The Merger Agreement provides that:

  •
  Purchaser shall extend the Offer for any period required by any law or order, or any rule, regulation, interpretation or position of the SEC or its staff or the NYSE, in any such case which is applicable to the Offer;

  •
  In the event that all of the conditions of the Offer are satisfied or waived (if permitted thereunder) as of any then scheduled expiration of the Offer other than the Minimum Condition, at the Company's request, Purchaser shall extend the Offer for two (2) successive extension periods of ten (10) business days each (or any longer or shorter period as may be approved in advance by the Company) in order to permit the satisfaction of the Minimum Condition;

  •
  In the event that any of the conditions to the Offer set forth on Annex A of the Merger Agreement (See Section 15—"Conditions of the Offer"), other than the Minimum Condition, are not satisfied or waived (if permitted thereunder) as of any then scheduled expiration of the Offer, at the Company's request, Purchaser shall extend the Offer for such number of successive periods of up to ten (10) business days each (or any longer period as may be approved in advance by the Company) in order to permit the satisfaction of all of the conditions to the Offer, provided that Purchaser shall not be required to extend the Offer beyond the Termination Date;

  •
  Notwithstanding anything to the contrary above, in the event that any of the conditions to the Offer (See Section 15—"Conditions of the Offer"), are not satisfied or waived (if permitted thereunder) as of any then scheduled expiration of the Offer, Purchaser may in its sole discretion extend the Offer in order to permit the satisfaction of all of the conditions to the Offer; and

  •
  Neither Kroger nor Purchaser shall extend the Offer or provide for a "subsequent offering period" within the meaning of Rule 14d-11 promulgated under the Exchange Act that is inconsistent with the Merger Agreement without the prior written consent of the Company. Purchaser will not (and Kroger will cause Purchaser not to) commence any "subsequent offering period" after the Acceptance Time if the Merger can be effected pursuant to either Section 251(h) or Section 253 of the DGCL without exercise of the Top-Up Option or assuming exercise of the Top-Up Option.

  Top-Up Option

        The Merger Agreement provides for the Company's irrevocable grant to Purchaser of an option (the "Top-Up Option") to purchase that number of authorized and unissued Shares (the "Top-Up Option Shares") equal to the lowest number of Shares that, when added to the number of Shares beneficially owned by Kroger and/or Purchaser at the time of such exercise, shall constitute 100 Shares more than 90% of the total number of Shares outstanding immediately after the issuance of the Top-Up Option Shares (the "Short-Form Threshold") (assuming the issuance of the Top-Up Option Shares) at a price per share equal to the Offer Price. Notwithstanding anything to the contrary in the Merger Agreement, the Top-Up Option will not be exercisable (A) if the Merger can be effected pursuant to Section 251(h) of the DGCL; (B) unless immediately after such exercise and the issuance of Shares pursuant thereto, Purchaser would own more than the Short-Form Threshold; (C) for a number of Shares in excess of the Company's then authorized and unissued Shares (treating any Shares held in the treasury of the Company as unissued) or (D) if any applicable law or any applicable order shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares. Provided that no applicable law or order prohibits the exercise of the Top-Up Option or the delivery of the

Top-Up Option Shares in respect thereof, Purchaser may exercise the Top-Up Option, in whole but not in part, at any one time after the Acceptance Time and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

        The aggregate purchase price payable for the Top-Up Option Shares being purchased by Purchaser pursuant to the Top-Up Option will be determined by multiplying the number of such Top-Up Option Shares by the Offer Price, without interest. Such purchase price may be paid by Purchaser, at its election, either (A) entirely in cash or (B) in cash in an amount equal to the aggregate par value of the purchased Top-Up Option Shares and by executing and delivering to the Company a promissory note, which shall have full recourse against Kroger and Purchaser, having a principal amount equal to the remainder of such purchase price.

        In the event Purchaser wishes to exercise the Top-Up Option, Purchaser will deliver to the Company one (1) business day prior written notice (the "Top-Up Notice") setting forth (A) the number of Top-Up Option Shares that Purchaser intends to purchase pursuant to the Top-Up Option, (B) the manner in which Purchaser intends to pay the applicable purchase price and (C) the place and time at which the closing of the purchase of such Top-Up Option Shares by Purchaser is to take place. The Company will, as soon as practicable after receipt of the Top-Up Notice, deliver a written notice to Kroger and Purchaser confirming the number of Top-Up Option Shares and the aggregate purchase price therefore (the "Top-Up Notice Receipt"). At the closing of the purchase of the Top-Up Option Shares, Kroger and Purchaser will cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Option Shares being purchased pursuant to the Top-Up Option, and the Company will cause to be issued to Purchaser a certificate representing such Top-Up Option Shares, or if the Company does not then have certificated Shares, the applicable number of uncertificated Shares.

  Schedule 14D-9 and Board Recommendation

        The Merger Agreement provides that the Company will file the Schedule 14D-9 with the SEC on the same date as the filing by Purchaser of the Schedule TO. The Merger Agreement provides that unless the Company Board or a committee thereof has effected a Company Board Recommendation Change in accordance with the provisions of the Merger Agreement summarized below under the heading "Company Board Recommendation Change," the Schedule 14D-9 will include the Company Board's recommendation that the stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by the applicable provisions of Delaware law, adopt the Merger Agreement.

  The Merger

  Principal Terms of the Merger

        The Merger Agreement provides that the Merger and the transactions contemplated thereby, including the Offer and the Merger, are to be governed by Section 251(h) of the DGCL, and that the Merger will be effected without a vote of the Company's stockholders. In the event that the Merger cannot be effected pursuant to Section 251(h) of the DGCL, then if Kroger, Purchaser and any other subsidiary of Kroger, holds in the aggregate at least 90% of the issued and outstanding Shares following the consummation of the Offer (including, if applicable, the exercise of the Top-Up Option), then each of Kroger, Purchaser and the Company shall take all actions necessary and appropriate to cause the Merger to become effective as soon as practicable after the Acceptance Time, without a meeting of the stockholders of the Company, in accordance with Section 253 of the DGCL and upon the terms and subject to the conditions of the Merger Agreement. If the Company's stockholders are required under the DGCL to adopt the Merger Agreement in order to consummate the Merger, the Company shall establish a record date for, call, give notice of, convene and hold a meeting of the

Company's stockholders as promptly as practicable following the date of the Merger Agreement solely for the purpose of voting upon the adoption of the Merger Agreement in accordance with the DGCL.

        The Merger Agreement provides that the Merger will close as promptly as reasonably practicable following the Acceptance Time, and in any case no later than the second business day after the satisfaction of the last to be satisfied of the conditions to the Merger (other than those conditions that, by their nature, are to be satisfied at the closing of the Merger, but subject to the satisfaction (or waiver, if permitted by applicable law) of those conditions), or at such other location, date and time as Kroger, Purchaser and the Company shall mutually agree upon in writing.

        The Merger Agreement provides that on the date of the closing of the Merger, Kroger, Purchaser and the Company will cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the "Certificate of Merger") with the Secretary of State of the State of Delaware. The Merger Agreement provides that the time of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Kroger, Purchaser and the Company and specified in the Certificate of Merger will be the effective time of the Merger (the "Effective Time"). The Merger Agreement provides that, at the Effective Time, Purchaser will be merged with and into the Company, the separate corporate existence of Purchaser will cease, and the Company will continue as the surviving corporation of the Merger (the "Surviving Corporation").

        The Merger Agreement provides that, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, whether vested or unvested (including, for the avoidance of doubt, any restricted stock units held by an employee, director or consultant of the Company or any of its affiliates) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price (the "Merger Consideration"), without interest thereon and subject to any required tax withholding, payable to the holder thereof in accordance with the terms and conditions of the Merger Agreement, unless:

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  such Share is owned by Kroger, Purchaser or the Company, in which case such Share will be automatically cancelled and extinguished without any conversion thereof or consideration paid therefor;

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  such Share is held by any subsidiary of the Company or Kroger (other than Purchaser), in which case such Share will remain outstanding with appropriate adjustment to the number thereof to preserve the relative percentage interest in the Company represented by such Share; or

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  such Share is a Dissenting Share (as defined below in the following paragraph).

        The Merger Agreement provides that the Shares that are issued and outstanding immediately prior to the Effective Time and held by a stockholder who has neither voted in favor of the Merger nor consented thereto in writing and who has properly and validly perfected such stockholder's statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL (such Section, "Section 262," and such Shares, until such time as such stockholder fails to perfect, withdraws or otherwise loses such stockholder's appraisal rights under the DGCL with respect to such Shares, "Dissenting Shares") will not be converted into, or represent the right to receive, the Merger Consideration, but instead such stockholder will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262. At the Effective Time, such Dissenting Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and such stockholder will cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262. The Merger Agreement provides that all Dissenting Shares held by Company stockholders who have failed to perfect or who have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares under Section 262 will no longer be considered to be Dissenting Shares and will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Shares.

  Treatment of Restricted Stock Units in the Merger

        The Merger Agreement provides that Kroger shall not assume any restricted stock units in connection with the Merger or any other transactions contemplated by the Merger Agreement, and that at the Effective Time:

  •
  each restricted stock unit that remains outstanding and is unvested as of immediately prior to the Effective Time shall be accelerated in full (and, with respect to restricted stock units subject to performance based vesting criteria, assuming achievement of applicable performance goals at the target level);

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  each restricted stock unit that remains outstanding immediately prior to the Effective Time shall be cancelled and terminated as of the Effective Time; and

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  each holder of a restricted stock unit shall be paid at or promptly after the Effective Time, an amount in cash (without interest) equal to the number of Shares subject to such cancelled restricted stock unit multiplied by the Offer Price.

  Adjustments to the Offer Price and Merger Consideration

        The Merger Agreement provides that each of the Offer Price and the Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), reclassification, recapitalization, combination, exchange of shares or other like change with respect to the Shares occurring or with a record date during the period between the date of the Merger Agreement and the Effective Time.

  Changes of Directors and Officers in Connection with the Offer and the Merger

        The Merger Agreement provides that at the Effective Time, (i) the director of Purchaser immediately prior to the Effective Time shall become the initial director of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified; and (ii) the officers of the Purchaser immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed. As of the date of this Offer to Purchase, the sole director of Purchaser is Christine S. Wheatley. As of the date of this Offer to Purchase, the officers of the Purchaser are Christine S. Wheatley, Stacey M. Heiser and Timothy Terrell.

  Representation on the Company Board

        Effective upon the Acceptance Time and from time to time thereafter (as long as Kroger and its affiliates beneficially own a majority of the outstanding Shares), Kroger will be entitled to designate up to such number of directors on the Company Board equal to the product (rounded up to the next whole number) obtained by multiplying (x) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this section) and (y) a fraction, the numerator of which is the number of the Shares beneficially owned by Kroger and Purchaser (giving effect to the Shares accepted for payment pursuant to the Offer), and the denominator of which is the total number of then outstanding Shares. Following a request by Kroger, the Company will, to the extent permitted by applicable laws and the certificate of incorporation and bylaws of the Company, take all action necessary to cause the individuals so designated by Kroger to be elected or appointed to the Company Board, including (at the election of Kroger) either by increasing the size of the Company Board or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Kroger to be elected or appointed to the Company Board. From time to time after the Acceptance Time (as long as Kroger and its affiliates beneficially own a majority of the outstanding Shares), at the request of Kroger, the Company will, to the extent permitted by applicable laws and the certificate of incorporation and bylaws of the Company, take all action necessary to cause the individuals so designated by Kroger to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on (i) each committee of the Company Board, (ii) each board of directors (or equivalent governance body) of each subsidiary of the Company and (iii) each committee of each such board of directors (or equivalent governance body) of each subsidiary of the Company, in each case, to the fullest extent permitted by all applicable laws.

        Notwithstanding the foregoing, from the Acceptance Time until the Effective Time, the Company will use its reasonable best efforts to cause the Company Board to always have at least two (2) directors who were directors on the date of the Merger Agreement, who are not employed by the Company and who are not affiliates, consultants, representatives or employees of Kroger or any of its subsidiaries, and who are independent directors for purposes of the continued listing requirements of the NYSE (the "Continuing Directors"); provided, that if the number of Continuing Directors is reduced below two (2) for any reason whatsoever, the remaining Continuing Director will be entitled to designate any other person(s) who are not employed by the Company or an affiliate, consultant, representative or employee of Kroger or any of its subsidiaries to fill such vacancies and such person(s) will be deemed to be a Continuing Director(s) and Kroger shall cause its directors to take such action as is necessary to effect the election or appointment of such designees; and provided further, that the remaining Continuing Director will fill such vacancies as soon as practicable, but in any event within ten (10) business days; and further provided, that if no such Continuing Director is appointed in such time period, Kroger will designate such Continuing Director; provided further, that if no Continuing Director then remains, the other directors will designate two (2) persons who will not be employed by the Company or affiliates, consultants, representatives or employees of Kroger or any of its subsidiaries to fill such vacancies and such persons will be deemed to be Continuing Directors.

  Representations and Warranties

        In the Merger Agreement, the Company has made customary representations and warranties to Kroger and Purchaser, including representations relating to, among other things: corporate existence and power; corporate authorization; qualification to do business; good standing; enforceability; requisite stockholder approval absent Section 251(h) of the DGCL; non-contravention; required governmental approvals; capitalization; subsidiaries; SEC reports and listing requirements; financial statements and internal controls; the Company not having certain undisclosed liabilities or off-balance sheet arrangements; absence of certain changes; material contracts; real property; personal property and assets; intellectual property; tax matters; employee benefit plans; labor matters; permits; compliance with applicable law and orders; environmental matters; litigation; insurance; related party transactions; brokers; opinion of financial advisor; state anti-takeover statutes; Schedule TO, Schedule 14D-9 and Proxy Statement; HIPAA and compliance with healthcare laws.

        In the Merger Agreement, Kroger and Purchaser have made customary representations and warranties to the Company, including representations relating to, among other things: corporate existence and power; corporate authorization; good standing; enforceability; non-contravention; required governmental approvals; litigation; Schedule TO, Schedule 14D-9 and Proxy Statement; ownership of Company capital stock; brokers; operations of Purchaser; funds; absence of certain agreements; solvency; no other Company representations or warranties; non-reliance on Company estimates, projections, forecasts, forward-looking statements and business plans and no vote of Kroger shareholders.

  Material Adverse Effect

        Certain of the representations and warranties contained in the Merger Agreement and certain of the conditions to the Offer contained in the Merger Agreement and this Offer to Purchase refer to the concept of a "Company Material Adverse Effect."

        The Merger Agreement defines a "Company Material Adverse Effect" as any change, effect, event, occurrence or development (each a "Change", and collectively, "Changes"), individually or in the aggregate, and taken together with all other Changes, that have had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be deemed to be or constitute a "Company Material Adverse Effect" and solely with respect to Changes referred to in clauses (1) through (6) below, such Changes (by itself or when aggregated or taken together with any and all other such Changes) shall only be taken into account when determining whether a "Company Material Adverse Effect" has occurred or may, would or could occur to the extent such Changes disproportionately affect the Company and its subsidiaries relative to other companies operating in any industry or industries in which the Company operates:

  1.
  general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

  2.
  conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

  3.
  conditions (or changes in such conditions) in the industries in which the Company and its subsidiaries conduct business;

  4.
  political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

  5.
  earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

  6.
  changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in generally accepted accounting principles, as applied in the United States, or other accounting standards (or the interpretation thereof);

  7.
  the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated thereby with respect to (A) the identity of Kroger, (B) the loss or departure of officers or other employees of the Company or any of its subsidiaries and (C) the termination of any contracts with suppliers or distributors;

  8.
  any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement;

  9.
  any actions taken by the Company which Kroger has expressly consented to, or expressly required in writing or the taking of any action expressly required by the Merger Agreement, or the failure to take any action prohibited by Section 6.1 of the Merger Agreement;

  10.
  changes in the Company's stock price or the trading volume of the Company's stock, in and of itself, or any failure by the Company to meet any public estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or

  11.
  any default of or acceleration or repurchase obligations under the Company's credit agreements or senior notes as a direct result of the transactions contemplated by the Merger Agreement (including any event of default as a result of a cross default).

  Covenants

  Operating Covenants

        The Merger Agreement provides that, except as contemplated or permitted by the Merger Agreement, including the Company disclosure letter thereto, or as approved by Kroger (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the Effective Time, each of the Company and each of its subsidiaries will:

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  use its commercially reasonable efforts to carry on its business in the usual, regular and ordinary course consistent with past practice; and

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  use its commercially reasonable efforts to keep available the services of the current officers, key employees and consultants of the Company and each of its subsidiaries, and preserve the current relationships of the Company and each of its subsidiaries with customers, suppliers, distributors, licensors, licensees and other persons whom the Company or any of its subsidiaries has significant business relations as is reasonably necessary to preserve substantially intact its business organization.

        The Merger Agreement also provides that, except as contemplated or permitted by the Merger Agreement, including the disclosure letter thereto, or as approved by Kroger (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the Acceptance Time, the Company will not do any of the following and will not permit any of its subsidiaries to do any of the following:

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  amend, or propose to adopt any amendments to, its certificate of incorporation or bylaws or comparable organizational documents;

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  issue, sell, deliver, grant, dispose of, pledge or otherwise encumber or agree or commit to issue, sell, deliver, grant, dispose of, pledge or otherwise encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company securities or any securities of a subsidiary of the Company, except for:

    •
    the issuance and sale of Shares upon the vesting of restricted stock units outstanding as of the date of the Merger Agreement or issued after the date thereof in compliance with the terms of the Merger Agreement; and

    •
    grants to newly hired employees of restricted stock units issued in the ordinary course of business consistent with past practice (but in no event, in excess of 50,000 restricted stock units);

  •
  directly or indirectly repurchase or redeem any Company securities or any securities of a subsidiary of the Company, except in connection with tax withholdings upon the vesting of restricted stock units;

  •
  propose or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

  •
  (A) other than under the Company's credit agreements, incur or assume any long-term or short-term indebtedness for borrowed monies or issue any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, except for loans or advances between the Company and any direct or indirect subsidiaries, or between any direct or indirect subsidiaries, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except with respect to obligations of direct or indirect subsidiaries of the Company, (C) make any loans, advances or capital contributions to or investments in any other person (other than the Company or any direct or indirect subsidiaries), except for business expense advances in the ordinary course of business consistent with past practice to employees of the Company or any of its subsidiaries or (D) mortgage or pledge any of its or its subsidiaries' assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than permitted liens);

  •
  except as may be required pursuant to the terms of the Merger Agreement, by applicable law or the terms of any employee benefit plan as in effect on the date of the Merger Agreement:

  •
  enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, except in any such case (1) in connection with the hiring of new employees in the ordinary course of business consistent with past practice and (2) in connection with the promotion of employees in the ordinary course of business consistent with past practice; or

  •
  increase the compensation payable to or to become payable of any director, officer or employee, pay or agree to pay any special bonus or special remuneration to any director, officer or employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date of the Merger Agreement, except in the ordinary course of business consistent with past practice;

  •
  settle or compromise any pending or threatened legal proceeding for an amount (not covered by insurance) in excess of $250,000 individually, or $1,000,000 in the aggregate, except for the settlement of any legal proceeding that (A) is reflected or reserved against in the Company's balance sheet provided the settlement amount to be paid by the Company does not exceed the reserved amount, or (B) does not include any obligation (other than the payment of money) to be performed by the Company or its subsidiaries following the Effective Time that is, individually or in the aggregate, material to the Company and its subsidiaries, taken as whole;

  •
  except as may be required as a result of a change in applicable law or in generally accepted accounting principles, as applied in the United States, make any change in any of the material financial accounting methods or principles used by it (or change an annual financial accounting period);

  •
  (A) make or change any material tax election, take any position on any tax return filed on or after the date of the Merger Agreement or adopt any tax accounting method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar tax returns in prior periods, (B) change any method of tax accounting, (C) amend any material tax return, (D) settle or compromise any material tax controversy or (E) consent to any extension or waiver of any limitations period with respect to any claim or assessment for a material amount of taxes;

  •
  (A) directly or indirectly acquire (by merger, consolidation or acquisition of stock or assets) any other person or any material equity interest therein or (B) dispose of any properties or assets of the Company or its subsidiaries, which are material to the Company and its subsidiaries, taken as a whole;

  •
  (A) enter into, terminate or amend in any material respect any material contract, or, other than in the ordinary course of business consistent with past practice, (B) enter into or extend the term or scope of any contract that purports to restrict the Company, or any existing or future subsidiary or affiliate of the Company, from engaging in any line of business or in any geographic area or (C) enter into any contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby;

  •
  make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any person other than a direct or indirect wholly-owned subsidiary of the Company in the ordinary course of business;

  •
  other than as set forth in the 2015 and 2016 capital expenditures plan of the Company made available to Purchaser, make any capital expenditure or expenditures which (A) involves the purchase of real property or (B) is in excess of $500,000 individually or $5,000,000 in the aggregate;

  •
  grant to any third person any license (other than licenses granted to end-users pursuant to the Company's terms of use as posted on its website), sublicense, covenant not to sue, immunity, authorization, release or other right with respect to any material intellectual property rights; assign or transfer to any third person any material Company intellectual property rights; or abandon any material Company registered intellectual property rights, in each case, except as in the ordinary course of business; or

  •
  enter into a contract, or otherwise resolve or agree in any legally binding manner, to take any of the actions prohibited by the foregoing items.

        The Merger Agreement provides that notwithstanding the foregoing, nothing in the Merger Agreement is intended to give Kroger, directly or indirectly, the right to control or direct the business or operations of the Company or its subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its subsidiaries will exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision over their own business and operations.

  Go-Shop and No-Shop Provisions

        The Merger Agreement provides that during the period (the "Go-Shop Period") commencing on the date of the Merger Agreement and continuing until 11:59 PM, New York time on December 10, 2015 (the day on which the Go-Shop Period ends, the "No-Shop Period Start Date"), the Company and its subsidiaries and their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney, accountant or other agent or representative retained by any of them (collectively, "Representatives") shall have the right to:

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  initiate, solicit and encourage any inquiry or the making of any proposal or offer that constitutes an Acquisition Proposal (as defined below), including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its subsidiaries to any person pursuant to (x) a confidentiality agreement entered into by such person containing confidentiality terms that are no more favorable in the aggregate to such person than those contained in the Confidentiality Agreement, except with regard to standstill provisions (unless the Company offers to amend the Confidentiality Agreement to reflect such more favorable terms), or (y) to the extent applicable, the confidentiality agreement entered into with such person prior to the date of the Merger Agreement (any such confidentiality agreement, an "Acceptable Confidentiality Agreement"); provided that the Company shall promptly (and in any event within 24 hours) make available to Kroger any non-public information concerning the Company or its subsidiaries that is provided to any person given such access that was not previously made available to the Kroger; and

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  engage in, enter into or otherwise participate in any discussions or negotiations with any persons or group of persons with respect to any Acquisition Proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

No later than one (1) business day after the No-Shop Period Start Date, the Company shall notify Kroger in writing of the identity of each person or group of persons from whom the Company received a written Acquisition Proposal after the execution of the Merger Agreement and prior to the No-Shop Period Start Date and provide to Kroger (x) a copy of any Acquisition Proposal made in writing and any other written material terms or proposals provided (including financing commitments) to the Company or any of its subsidiaries, (y) the identity of the person or persons making such Acquisition Proposal and (z) a written summary of the material terms of any Acquisition Proposal not made in writing (including any terms proposed orally or supplementally).

        The Merger Agreement provides that, except as may relate to any excluded party (but only for as long as such person or group is an excluded party) or as expressly permitted by provisions of the Merger Agreement summarized in the preceding paragraph, from and after the No-Shop Period Start Date, the Company and its subsidiaries shall, and the Company shall cause its and its subsidiaries' Representatives to, immediately cease any of the activities permitted by the provisions of the Merger Agreement summarized in the preceding paragraphs and any discussions or negotiations with any person or group that may be ongoing with respect to any Acquisition Proposal. With respect to any person or group with whom such discussions or negotiations have been terminated, the Company shall terminate such persons' access to any data room containing the Company's or any of its subsidiaries' confidential information and use its reasonable best efforts to promptly require such person or group to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any information furnished by or on behalf of the Company.

        The Merger Agreement also provides that, except as may relate to any excluded party (for so long as such person or group is an excluded party) or as expressly permitted by the provisions of the Merger Agreement summarized in the preceding paragraphs, from the No-Shop Period Start Date and continuing until the earlier to occur of the termination of the Merger Agreement and the Acceptance Time, the Company and its subsidiaries will not, and the Company will instruct and use its reasonable best efforts to cause its subsidiaries not to, directly or indirectly:

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  solicit, initiate, cause or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal;

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  furnish to any person (other than Kroger, Purchaser or any designees of Kroger or Purchaser) any non-public information relating to the Company or any of its subsidiaries, or afford to any person (other than Kroger, Purchaser or any designees of Kroger or Purchaser) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to constitute an Acquisition Proposal;

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  participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal; or

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  enter into any contract contemplating or otherwise relating to an Acquisition Transaction (as defined below) (other than an Acceptable Confidentiality Agreement).

        The Merger Agreement provides that, notwithstanding the provisions of the Merger Agreement which are summarized in the preceding paragraphs or elsewhere in the Merger Agreement, at any time prior to the earlier to occur of the termination of the Merger Agreement and the Acceptance Time and after providing Kroger not less than 24 hours written notice of its intention to take such actions, if the Company receives from any person a bona fide, written and unsolicited (except to the extent solicited in accordance with and not in violation of the Merger Agreement) Acquisition Proposal not involving a breach of the Merger Agreement that the Company Board determines in good faith (after consultation with the Company's financial advisor and outside legal counsel) either constitutes or is reasonably expected to constitute a Superior Proposal (as defined below), the Company Board may, directly or indirectly through the Company's Representatives:

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  (1) participate or engage in discussions or negotiations with such person and/or

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  (2) furnish to such person any non-public information relating to the Company or any of its subsidiaries and/or afford such person access to the business, properties, assets, books, records or other non-public information, or the personnel, of the Company or any of its subsidiaries, in each case, under this clause 2 pursuant to an Acceptable Confidentiality Agreement, provided, that contemporaneously with furnishing any non-public information to such person, the Company furnishes such non-public information to Kroger to the extent such information has not been previously furnished by the Company to Kroger;

provided that in the case of any action taken pursuant to the foregoing, the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under the DGCL, and the Company gives Kroger written notice of the identity of such person, a copy of the Acceptable Confidentiality Agreement entered into with such person, the material terms of such Acquisition Proposal and of the Company's intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such person, (and shall include with such notice copies of any written materials received from or on behalf of such person relating to such Acquisition Proposal). The Merger Agreement provides that any violation of the foregoing restrictions by the Company's subsidiaries or Representatives will be deemed to be a breach of the Merger Agreement by the Company.

        The Merger Agreement provides that from December 10, 2015 until the earlier to occur of the termination of the Merger Agreement and the Acceptance Time, neither the Company nor any of its subsidiaries will terminate, amend, modify or waive any rights under, or release any person (other than Kroger and Purchaser) from, any "standstill" or other similar agreement between the Company or any of its subsidiaries, on the one hand, and such person, on the other, unless the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under the DGCL.

        The Merger Agreement also provides that following the No-Shop Period Start Date, the Company will promptly notify Kroger if any director or executive officer of the Company becomes aware of any receipt by the Company of any Acquisition Proposal, any request for information that would reasonably be expected to constitute an Acquisition Proposal, or any inquiry with respect to, or which would reasonably be expected to constitute, any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry (and shall include with such notice copies of any written materials received from or on behalf of such person relating to such Acquisition Proposal). The Company will keep Kroger reasonably informed of the status and terms of any such Acquisition Proposal, request or inquiry (and the Company will provide Kroger with copies of any additional written materials received from such person that relate to such Acquisition Proposal, inquiry or request).

        As defined in the Merger Agreement, "Acquisition Proposal" means any offer or proposal (other than an offer or proposal by Kroger or Purchaser) to engage in an Acquisition Transaction. The Merger Agreement defines "Acquisition Transaction" as any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving:

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  any direct or indirect purchase or other acquisition by any person or "group" (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other person(s), of Shares representing more than twenty percent (20%) of the Shares outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or "group" (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such person or "group" beneficially owning more than twenty percent (20%) of the Shares outstanding after giving effect to the consummation of such tender or exchange offer;

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  any direct or indirect purchase or other acquisition by any person or "group" (as defined in or under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of the consolidated assets of the Company and its subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such sale, transfer, acquisition or disposition);

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  any merger, consolidation, business combination, share exchange or other similar transaction involving the Company pursuant to which any person or "group" (as defined in or under Section 13(d) of the Exchange Act), other than the Company's stockholders (as a group) immediately prior to the consummation of such transaction, would hold Shares representing more than twenty percent (20%) of the Shares outstanding after giving effect to the consummation of such transaction;

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  a liquidation, dissolution or other winding up of the Company;

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  any transaction in which any person (or the stockholders of any person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, more than twenty percent (20%) of the Shares or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than 20% of the voting power of the Company; or

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  any combination of the foregoing.

        As defined in the Merger Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account reasonably available information (including relevant legal, financial and regulatory aspects of such Acquisition Proposal) and the likelihood of consummation of such Acquisition Transaction, would be more favorable from a financial point of view to the Company's stockholders (in their capacity as such) than the Offer and the Merger, after taking into account any and all adjustments to the terms and conditions thereof made by Kroger pursuant to the Merger Agreement to modify the terms of the Merger Agreement, taking into account at the time of determination all relevant circumstances including various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and the Merger Agreement, the identity of the person making the Acquisition Proposal, and the anticipated timing, conditions and the ability of the person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal; provided, however, that for purposes of the reference to an "Acquisition Proposal" in this definition of a "Superior Proposal," all references to "more than twenty percent (20%)" in the definition of "Acquisition Transaction" shall be deemed to "more than fifty percent (50%)."

  Cooperation

        The Merger Agreement provides that the Company will use commercially reasonable efforts to deliver to Kroger payoff letters in form and substance reasonably satisfactory to Kroger from the administrative agents under the Company's credit agreements three (3) business days prior to the closing of the Merger (the "Closing"), specifying the payoff amounts required to fully satisfy all such obligations, and to make arrangements for such administrative agents to deliver, subject to the receipt of the applicable payoff amounts, all related lien releases to the Purchaser at or as soon as practicable after the Closing.

        The Merger Agreement also provides that, if requested by Kroger in writing and to the extent not prohibited by the indentures governing the Company's senior notes (the "Existing Indenture"), the Company shall use, or cause its subsidiaries to use, its commercially reasonable efforts to (i) issue a notice of optional redemption (the "Redemption Notice") for the outstanding principal amount of the Company's senior notes or (ii) take actions that are reasonably necessary for the satisfaction, discharge and/or defeasance of the Company's senior notes, and shall redeem or satisfy, discharge and/or defease, as applicable, such senior notes at the Closing (the "Notes Redemption"); provided that to the extent that any action described in clause (i) or (ii) of this sentence can be conditioned on the occurrence of the Closing, it will be so conditioned, and, prior to the Company or any of its subsidiaries being required to redeem the Company's senior notes, the Merger Agreement requires that Kroger deposit with the trustee under the Existing Indenture an amount sufficient to effect such redemption, satisfaction, discharge and/or defeasance (and in the event of any loss with respect to the funds deposited with the trustees, or delay of the anticipated Closing, Kroger will deposit additional funds sufficient to satisfy such redemption, satisfaction, discharge and/or defeasance, as applicable).

        The Merger Agreement also provides that each of the Company and Kroger shall, and shall cause its subsidiaries and their respective Representatives to, provide cooperation reasonably requested by the other in the preparation of any Redemption Notice. All notices to the trustee and mailings to the holders of the notes under the Existing Indenture in connection with the Notes Redemption shall be subject to the prior review and approval of, and comment by, the Company. Without limiting the foregoing, the Company shall, or shall cause its counsel to, furnish legal opinions, officer's certificates and such other documents, in each case, in customary form and scope relating to the Company and its subsidiaries to the extent required by the Existing Indenture in connection with any Notes Redemption.

        The Merger Agreement also provides that Kroger will promptly following the written request by the Company, reimburse the Company for all reasonable, documented out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by any of the Company, its subsidiaries and their respective affiliates and representatives in connection with the Notes Redemption and shall indemnify and hold harmless the Company, its subsidiaries and their respective affiliates and representatives from and against any and all losses, damages, costs and expenses suffered or incurred by any of them in connection with the Notes Redemption to the fullest extent permitted by applicable law; except in the event any such losses, damages, costs or expenses arose out of or result from the fraud, intentional misrepresentation or gross negligence of the Company, its subsidiaries or their respective affiliates and representatives.

  Company Board Recommendation

        The Merger Agreement provides that the Company Board will recommend that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by the applicable provisions of Delaware law, adopt the Merger Agreement (the "Company Board Recommendation").

  Company Board Recommendation Change

        The Merger Agreement provides that neither the Company Board nor any committee thereof will: (i) withhold, withdraw, amend or modify in a manner adverse to Kroger or Purchaser, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Kroger or Purchaser, the Company Board Recommendation; or (ii) approve, endorse or recommend an Acquisition Proposal; (each of (i) and (ii), a "Company Board Recommendation Change"), and that a "stop, look and listen" communication by the Company Board to the Company's stockholders pursuant to Rule 14d-9(f) of the Exchange Act, shall be deemed to be a Company Board Recommendation Change unless the Company Board expressly reconfirms the Company Board Recommendation in such disclosure. At any time following the making by any person of a public Acquisition Proposal, Kroger may submit a written request to the Company Board that the Company Board publicly reconfirm the Company Board Recommendation as promptly as reasonably practicable after receipt of such request from Kroger (and in any event within five (5) business days after receipt of such request from Kroger).

        Notwithstanding the foregoing or anything to the contrary set forth in the Merger Agreement, at any time prior to the Acceptance Time, the Company Board may: (i) make a Company Board Recommendation Change only in response to (A) the Company receiving an unsolicited (except to the extent solicited in accordance with and not in violation of the Merger Agreement), bona fide written Acquisition Proposal that constitutes a Superior Proposal and not involving a breach of the Merger Agreement or (B) an Intervening Event (as defined below); or (ii) if the Company has complied in all material respects with the no solicitation provisions of the Merger Agreement, cause the Company to terminate the Merger Agreement and, concurrently with or immediately after such termination, cause the Company to enter into a definitive written agreement providing for such Superior Proposal, which proposal did not result from any breach of the no solicitation provisions of the Merger Agreement, if and only if, in all cases (x) the Company Board determines in good faith, after consulting with and receiving advice from outside counsel, that the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under the DGCL and (y) the Company complies with the provisions of this "Company Board Recommendation Change" section. As defined in the Merger Agreement, "Intervening Event" means an event or circumstance that was not known or reasonably foreseeable to the Company Board on the date of the Merger Agreement, which event or circumstance becomes known to the Company Board prior to the Acceptance Time; provided, however, that in no event shall any change in, or event or condition generally affecting, the industry in which the Company operates that has not had or would not reasonably be expected to have a disproportionate effect on the Company constitute an Intervening Event.

        Nothing in the Merger Agreement will prohibit the Company Board from (i) taking and disclosing to the Company's stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; and (ii) making any disclosure to the Company's stockholders that the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties to the Company's stockholders under the DGCL; provided that, (x) the Company Board may not make a Company Board Recommendation Change that would not otherwise be permitted as set forth in this "Company Board Recommendation" Section, (y) in any disclosure pursuant to clause "(i)" or "(ii)" of this paragraph, the Company Board will expressly publicly reconfirm its Company Board Recommendation to the Company stockholders in favor of the Offer and/or the Merger and (z) in either case, any such statement(s) or disclosures made by the Company Board will be subject to the terms and conditions of the Merger Agreement.

        The Merger Agreement provides that (i) no Company Board Recommendation Change may be made in response to a Superior Proposal or Intervening Event and (ii) no termination of the Merger Agreement as provided in this "Company Board Recommendation Change" section may be made:

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  until the fifth (5th) business day following Kroger's receipt of written notice from the Company advising Kroger that the Company Board intends to, in the case of clause (i), make such Company Board Recommendation Change (a "Company Board Recommendation Notice"), or in the case of clause (ii), terminate the Merger Agreement in accordance with this "Company Board Recommendation Change" section (a "Notice of Superior Proposal"), which notice shall specify the terms and conditions of such Superior Proposal or a description of such Intervening Event, as applicable; and

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  unless the Company shall have (A) during the five (5) business day period specified above (and any additional period related to a revision to the Superior Proposal, as provided below), negotiated, and caused its financial and legal advisors to negotiate, with Kroger in good faith (to the extent Kroger desires to negotiate) with respect to proposed adjustments to the terms and conditions of the Merger Agreement so that such Superior Proposal ceases to constitute a Superior Proposal (or, in the case of a Company Board Recommendation Notice that is related to an Intervening Event, so that the failure to make such Company Board Recommendation Change is no longer inconsistent with the Company Board's fiduciary duties under the DGCL) and no such agreement is reached; and (B) prior to or concurrently with a termination of the Merger Agreement pursuant to this "Company Board Recommendation Change" section, paid the Termination Fee (as defined below) required under the Merger Agreement.

        The Merger Agreement provides that, in the case of such actions taken in connection with a Superior Proposal, any material amendment to the financial terms or other material terms of such Superior Proposal will require a new Company Board Recommendation Notice or Notice of Superior Proposal and an additional two (2) business day period (the period inclusive of all such days, the "Notice Period"). The Merger Agreement also provides that: (i) during the Notice Period the Company will, and will cause its financial advisors and outside legal counsel to, negotiate with Kroger in good faith if Kroger indicates to the Company that it desires to negotiate the terms of the Merger Agreement; and (ii) the Company will take into account all changes to the terms of the Merger Agreement proposed by Kroger in determining whether such Acquisition Proposal continues to constitute a Superior Proposal. The Company will promptly keep Kroger reasonably informed of all material developments affecting the material terms of any such Superior Proposal (and the Company will provide Kroger with copies of any additional material written materials received that relate to such Superior Proposal).

  Access to Information; Confidentiality

        The Merger Agreement provides that at all times during the period commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company will afford Kroger and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company; provided, that the Company may (i) restrict or otherwise prohibit access to any documents or information to the extent that (A) any applicable law requires the Company to restrict or otherwise prohibit access to such documents or information or (B) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (ii) redact any such documents if (A) granting such access would violate any obligations of the Company or any of its subsidiaries with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective contract to which the Company or any of its subsidiaries is a party or (B) if access to a contract to which the Company or any of its subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right to terminate, such contract; and provided, that no information or knowledge obtained by Kroger in any investigation conducted pursuant to the access contemplated by this section will affect or be deemed to modify any representation or warranty of the Company set forth in the Merger Agreement or otherwise impair the rights and remedies available to Kroger and Purchaser thereunder.

        The Merger Agreement provides that in the event that the Company does not provide access or information in reliance on the preceding paragraph, it will use its reasonable best efforts to communicate the applicable information to Kroger in a way that would not violate the applicable law, contract or obligation or to waive such a privilege including by providing such information in redacted form as necessary to preserve such a privilege or comply with such law or otherwise make appropriate substitute disclosure arrangements, to the extent possible. Any investigation conducted pursuant to the access contemplated by this section will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its subsidiaries. Any access to the properties of the Company or any of its subsidiaries will be subject to the Company's reasonable security measures and insurance requirements and will not include the right to perform invasive testing. None of the Company, any of its subsidiaries or any Representatives of any of the foregoing are required by the Merger Agreement to prepare any reports, analyses, appraisals, opinions or other information.

        The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Kroger or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this section. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, each of the Company and Kroger will hold, and will cause their respective

Representatives to hold, all information received from the other party or its Representatives, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

  Notification of Certain Matters

        The Merger Agreement provides that at all times during the period commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company will give prompt notice to Kroger and Purchaser upon becoming aware that any representation or warranty made by it in the Merger Agreement has become untrue or inaccurate, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of Kroger and Purchaser to consummate the transactions contemplated by the Merger Agreement relating to the accuracy of the Company's representations and warranties and the performance of its covenants to fail to be satisfied at the then scheduled expiration of the Offer. No such notification will affect or be deemed to modify any representation or warranty of the Company set forth in the Merger Agreement or the conditions to the obligations of Kroger and Purchaser to consummate the transactions contemplated by the Merger Agreement or the remedies available to the parties thereunder. The terms and conditions of the Confidentiality Agreement will apply to any information provided to Kroger pursuant to this section.

        The Merger Agreement also provides that at all times during the period commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the Acceptance Time, Kroger will give prompt notice to the Company upon becoming aware that any representation or warranty made by Kroger or Purchaser in the Merger Agreement has become untrue or inaccurate in any material respect, or of any failure of Kroger or Purchaser to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement (including the Offer and the Merger) or the ability of Kroger and Purchaser to fully perform their respective covenants and obligations under the Merger Agreement. No such notification shall affect or be deemed to modify any representation or warranty of Kroger or Purchaser set forth in the Merger Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by the Merger Agreement or the remedies available to the parties thereunder. The terms and conditions of the Confidentiality Agreement will apply to any information provided to the Company pursuant to this section.

  Director and Officer Indemnification

        The Merger Agreement provides that the Surviving Corporation and its subsidiaries will (and Kroger will cause the Surviving Corporation and its subsidiaries to) honor and fulfill in all respects the obligations of the Company and its subsidiaries under any and all: (i) indemnification agreements between the Company or any of its subsidiaries and any of their respective current or former directors and officers as of the date of the Merger Agreement and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Effective Time (the "Indemnified Persons") and (ii) indemnification, expense advancement and exculpation provisions in any certificate of incorporation or bylaws or comparable organizational document of the Company or any of its subsidiaries in effect on the date of the Merger Agreement. All rights of the Indemnified Persons provided under any indemnification agreement or organizational document described in provisions of the Merger Agreement summarized in the preceding sentence of this paragraph will survive the Effective Time and will continue in full force and effect in accordance with their terms, and will not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time, it being understood that nothing in this sentence will require any amendment to the articles of incorporation or bylaws of the Surviving Corporation.

        During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable law, the Surviving Corporation and its subsidiaries will (and Kroger will cause the Surviving Corporation and its subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys' fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person's capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the transactions contemplated by the Merger Agreement; provided, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Kroger or the Surviving Corporation a written notice asserting a claim for indemnification under this section, then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved.

        In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable law, the Surviving Corporation and its subsidiaries will (and Kroger will cause the Surviving Corporation and its subsidiaries to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under the Merger Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys' fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification. In the event of any such claim, proceeding, investigation or inquiry:

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  the Surviving Corporation will have the right to control the defense thereof after the Effective Time (and by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person's entitlement to indemnification hereunder with respect thereto);

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  each Indemnified Person will be entitled to retain his or her own counsel, whether or not the Surviving Corporation will elect to control the defense of any such claim, proceeding, investigation or inquiry;

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  the Surviving Corporation will pay all reasonable fees and expenses of any counsel retained by an Indemnified Person, promptly after statements therefor are received, whether or not the Surviving Corporation will elect to control the defense of any such claim, proceeding, investigation or inquiry; and

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  no Indemnified Person will be liable for any settlement effected without his or her prior express written consent.

        The Merger Agreement also provides that, notwithstanding anything to the contrary set forth in the provisions of the Merger Agreement summarized in the preceding paragraphs or elsewhere in the

Merger Agreement, without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld, delayed or conditioned), neither the Surviving Corporation nor any of its affiliates (including Kroger) will settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under the Merger Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

  Director and Officer Insurance

        The Merger Agreement provides that during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Kroger will cause the Surviving Corporation to) maintain in effect the Company's current directors' and officers' liability insurance ("D&O Insurance") in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, that Kroger and the Surviving Corporation will not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the "Maximum Annual Premium") as provided in the disclosure letter to the Merger Agreement; provided, that if the annual premiums of such insurance coverage exceed such amount, Kroger and the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.

        Prior to the Effective Time, notwithstanding anything to the contrary set forth in the Merger Agreement, the Company may purchase a six-year "tail" prepaid policy on the D&O Insurance provided, that without the prior written consent of Kroger, the Company may not expend per year coverage in excess of the Maximum Annual Premium for such "tail" policy. In the event that the Company elects to purchase such a "tail" policy prior to the Effective Time, the Surviving Corporation will (and Kroger will cause the Surviving Corporation to) maintain such "tail" policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Kroger and the Surviving Corporation under the preceding paragraph for so long as such "tail" policy is maintained in full force and effect.

        If Kroger or the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or transfers all or substantially all of its properties and assets to any person, then, and in each such case, reasonable provisions will be made so that the successors and assigns of the Surviving Corporation will assume all of the obligations of Kroger and the Surviving Corporation set forth in this section.

        The obligations set forth in this section will not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or their heirs and representatives) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the "tail" policy (or their heirs and representatives). Each of the Indemnified Persons (or their heirs and representatives) are intended to be third party beneficiaries of this section of the Merger Agreement, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and their heirs and representatives) will be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its subsidiaries, or applicable law (whether at law or in equity).

        The Merger Agreement provides that the obligations and liability of Kroger, the Surviving Corporation and their respective subsidiaries in this section will be joint and several. The Merger Agreement also provides that nothing therein is intended to, will be construed to or will release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its subsidiaries for any of their respective directors, officers or other employees, and that the indemnification described above is not prior to or in substitution for any such claims under such policies.

  Reasonable Best Efforts to Complete

        The Merger Agreement provides that each of Kroger, Purchaser and the Company will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties to the Merger Agreement in doing, all things reasonably necessary, proper or advisable under applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement, including using reasonable best efforts to:

  •
  cause the conditions to the Offer to be satisfied and cause the conditions to the Merger to be satisfied;

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  obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from governmental authorities and make all necessary registrations, declarations and filings with governmental authorities, that are necessary to consummate the Offer and the Merger; and

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  obtain all necessary or appropriate consents, waivers and approvals under any material contracts to which the Company or any of its subsidiaries is a party in connection with the Merger Agreement and the consummation of the transactions contemplated thereby so as to maintain and preserve the benefits under such material contracts following the consummation of the transactions contemplated by the Merger Agreement (other than with respect to the Company's credit agreements and its senior notes).

        In addition to the foregoing, neither Kroger or Purchaser, on the one hand, nor the Company, on the other hand, will take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Offer or the Merger or the ability of such party to fully perform its obligations under the Merger Agreement. Notwithstanding anything to the contrary in the Merger Agreement, the Company will not be required prior to the Effective Time to pay any consent or other similar fee, or other similar payment or other consideration (including increased rent or other similar), other than nominal amounts or the provision of additional security (including a guaranty) or otherwise assume or agree to assume any liability that is not conditioned upon the consummation of the Merger, to obtain the consent, waiver or approval of any person (including any governmental authority) under any contract.

        Both Kroger and the Company agree, on behalf of themselves and their affiliates, that, between the date of the Merger Agreement and the Effective Time, neither Kroger nor the Company shall, and neither Kroger nor the Company shall cause their respective affiliates to, enter into or consummate any agreements for an acquisition (via stock purchase, merger, consolidation, purchase of assets or otherwise) of any ownership interest or substantially all the assets of any person if such ownership interest or assets would result in any material delay in obtaining or to result in the failure to obtain, any regulatory approvals required under the HSR Act (as defined below).

  Antitrust Filings

        Each of Kroger and Purchaser (and their respective affiliates, if applicable), on the one hand, and the Company, on the other hand, will file with the United States Federal Trade Commission or any successor thereto (the "FTC") and the Antitrust Division of the United States Department of Justice or any successor thereto (the "DOJ") a Notification and Report Form relating to the Merger Agreement and the transactions contemplated thereby as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act") as soon as practicable after the date of the Merger Agreement but in no event later than ten (10) business days following the execution and delivery of the Merger Agreement. Each of Kroger and the Company will:

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  cooperate and coordinate with the other in the making of such filings and in connection with resolving any investigation or other inquiry of any governmental authority under any applicable laws (including antitrust laws) or orders with respect to any such filing;

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  supply the other with any information and documentary material that may be required in order to make such filings;

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  supply any additional information and documentary material that reasonably may be required or requested by the FTC or the DOJ; and

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  take any and all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and to avoid any impediment to the consummation of the Offer or the Merger under any antitrust laws, including taking all such action as may be necessary to resolve such objections, if any, as the FTC or the DOJ, or any other person may assert under any applicable antitrust laws with respect to the Offer and/or the Merger unless any such actions would reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole, or materially adverse to Kroger.

The Merger Agreement also provides that, without limiting the provisions of the Merger Agreement summarized in the preceding paragraph, Kroger shall promptly take all actions necessary to secure the expiration or termination of any applicable waiting period under the HSR Act or any other antitrust law and resolve any objections asserted with respect to the Offer or the Merger by the FTC or under any applicable law raised by any governmental authority, in order to avoid any order prohibiting the consummation of, or any other impediment to, the consummation of the Offer or the Merger under any antitrust laws, including:

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  (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any governmental authority, (B) selling, divesting or otherwise conveying or holding separate particular assets or categories of assets or businesses of Kroger and its subsidiaries, (C) agreeing to sell, divest or otherwise convey or hold separate any particular assets or categories of assets or businesses of the Company and its subsidiaries contemporaneously with or subsequent to the Effective Time, (D) permitting the Company to sell, divest or otherwise convey or hold separate any of the particular assets or categories of assets or businesses of the Company or any of its subsidiaries prior to the Effective Time, (E) terminating existing relationships, contractual rights or obligations of the Company or Kroger or their respective subsidiaries, (F) terminating any joint venture or other arrangement, (G) creating any relationship, contractual right or obligation of the Company or Kroger or their respective subsidiaries or (H) effectuating any other change or restructuring of the Company or Kroger or their respective subsidiaries (and, in each case, entering into agreements or stipulating to the entry of any order by, or filing appropriate applications with, the FTC, the Antitrust Division of the DOJ or any other governmental authority in connection with any of the foregoing and, in the case of actions by or with respect to the Company, by consenting to such action by the Company (including any consents required under the Merger Agreement with respect to such action); provided that any such action may be conditioned upon the Closing); and

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  defending through litigation any claim asserted in court or administrative or other tribunal by any person (including any governmental authority) in order to avoid entry of, or to have vacated or terminated, any restraint that would prevent the Closing prior to the Termination Date.

Notwithstanding the foregoing, nothing in the Merger Agreement shall require (i) Kroger, the Company or any of their respective subsidiaries to take any action that would be reasonably expected to be materially adverse to the Company and its subsidiaries, taken as a whole, or materially adverse to Kroger or (ii) any party to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

        Each of Kroger and Purchaser (and their respective affiliates, if applicable), on the one hand, and the Company, on the other hand, will promptly inform the other of any communication from any governmental authority regarding any of the transactions contemplated by the Merger Agreement in connection with any filings or investigations with, by or before any governmental authority relating to the Merger Agreement or the transactions contemplated thereby, including any proceedings initiated by a private party. If any party to the Merger Agreement or affiliate thereof receives a request for additional information or documentary material from any governmental authority with respect to the transactions contemplated by the Merger Agreement pursuant to the HSR Act with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

        The Merger Agreement provides that to the extent reasonably practicable and unless prohibited by applicable law or by the applicable governmental authority, the parties to the Merger Agreement will:

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  give each other reasonable advance notice of all meetings or teleconferences with any governmental authority relating to the Offer, the Merger or any other transactions contemplated thereby;

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  give each other an opportunity to participate in each of such meetings or teleconferences;

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  keep the other party reasonably apprised with respect to any oral communications with any governmental authority regarding the Offer, the Merger or any other transactions contemplated thereby;

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  cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer, the Merger or any other transactions contemplated thereby, articulating any regulatory or competitive argument and/or responding to requests or objections made by any governmental authority;

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  provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a governmental authority regarding the Offer, the Merger or any other transactions contemplated thereby;

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  provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any governmental authority relating to the Offer, the Merger or any other transactions contemplated thereby; and

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  cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the following conditions:

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  any waiting period (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the HSR Act shall have expired or been terminated; and

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  no governmental authority of competent jurisdiction shall have (A) enacted, issued or promulgated any law that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger in the United States, or (B) issued or granted any order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States.

        Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable law or as appropriate to protect confidential business information or as otherwise designated by the parties to the Merger Agreement.

        Each of Kroger, Purchaser and the Company will cooperate with one another in good faith to promptly determine whether any filings not contemplated by this section are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by this section are required to be or should be obtained, from any governmental authority under any other applicable law in connection with the transactions contemplated by the Merger Agreement, and promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated thereby. To the extent that such additional filings are required, the parties to the Merger Agreement will cooperate with one another and keep one another informed with respect to all communications with any such governmental authorities to the same extent as provided in the provision of the Merger Agreement summarized in the preceding paragraph.

        The Merger Agreement also provides that, without Kroger's prior written consent, the Company will not commit any divestiture transaction or agree to any restrictions on the Company's business.

  Public Announcements

        The Merger Agreement provides that none of the Company, on the one hand, or Kroger and Purchaser, on the other hand, will issue any public release or make any public announcement concerning the Merger Agreement or the transactions contemplated thereby without the prior written consent of the other (which consent will not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable law or the rules or regulations of any applicable U.S. securities exchange or regulatory or governmental authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement will use its reasonable best efforts to allow the other party or parties to the Merger Agreement reasonable time to comment on such release or announcement in advance of such issuance. The final form and content of any such release or announcement, as well as the timing of any such release or announcement, will be at the final discretion of the disclosing party; provided, that the restrictions set forth in this section will not apply to any release or announcement made or proposed to be made by the Company in connection with a proxy statement or following a Company Board Recommendation Change.

  Anti-Takeover Laws

        In the event that any state anti-takeover or other similar law is or becomes applicable to the Merger Agreement or any of the transactions contemplated by the Merger Agreement, the Company, Kroger and Purchaser shall use their respective reasonable best efforts to ensure that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in the Merger Agreement and otherwise to minimize the effect of such law on the Merger Agreement and the transactions contemplated hereby.

  Section 16(b) Exemption

        The Company will take all actions reasonably necessary to cause the transactions contemplated by the Merger Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by the Merger Agreement by each individual who is a director or executive officer of the Company or other individual subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

  Employee Matters

        The Merger Agreement provides that from and after the Effective Time, Kroger will or will cause the Surviving Corporation to, honor all employee plans in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such employee plans to the extent not in violation of any requirements hereunder. Without limiting the foregoing, for a period of eighteen (18) months following the Effective Time, the Surviving Corporation will (and Kroger will cause the Surviving Corporation to) provide to each Continuing Employee (as defined below) who is not a member of a collective bargaining unit compensation and employee benefits (excluding equity and equity-based awards and individual employment agreements) that are substantially comparable in the aggregate to either (i) the Company's employee plans and any other employee benefit plans or other compensation and severance arrangements of the Surviving Corporation or any of its subsidiaries (excluding equity and equity-based awards and individual employment agreements) on of the date of the Merger Agreement or (ii) the compensation, severance and employee benefits (excluding equity and equity-based awards) provided to similarly situated employees of Kroger. In each case, base salary or regular wages as of the Effective Time shall not be decreased for a period of eighteen (18) months following the Effective Time for any Continuing Employee who is not a member of a collective bargaining unit and who continues to be employed by the Surviving Corporation or an affiliate during that period.

        With respect to each employee benefit or compensation plan, program, agreement or arrangement that is made available to any Continuing Employee who is not a member of a collective bargaining unit on or following the Effective Time (the "New Plans"), the Surviving Corporation will (and Kroger will cause the Surviving Corporation to) cause to be granted to each such Continuing Employee credit for all service with the Company and its subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting, entitlement to benefits and level of benefits (other than with respect to determining the accrual and level of benefits under a defined benefit pension plan) where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement); provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing:

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  each Continuing Employee who is not a member of a collective bargaining unit shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under any such New Plan replaces coverage under a comparable employee plan or under any other employee benefit or compensation plan, program, agreement or arrangements in which such Continuing Employee participates immediately before the Effective Time; and

  •
  for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee who is not a member of a collective bargaining unit, the Surviving Corporation shall take commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and the Surviving Corporation shall take commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year of any old plan ending on the date such employee's participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

        Any vacation or paid time off accrued but unused by a Continuing Employee who is not a member of a collective bargaining unit as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not be subject to accrual limits or other forfeiture and shall not limit future accruals.

        Notwithstanding anything to the contrary in the Merger Agreement, no provision of the Merger Agreement will be deemed to (A) guarantee employment for any period of time for, or preclude the ability of Kroger or the Surviving Corporation to terminate, any Continuing Employee for any reason, or (B) subject to the limitations and requirements specifically set forth in this section, require Kroger or the Surviving Corporation to continue any New Plan or employee plan or prevent the amendment, modification or termination thereof after the Effective Time.

        "Continuing Employees" are defined in the Merger Agreement as all employees of the Company who, as of the closing of the Merger, are offered and timely accept employment by Kroger or any subsidiary of Kroger, who continue their employment with the Company or any of its subsidiaries.

  Conditions to the Merger

        The Merger Agreement provides that the respective obligations of Kroger, Purchaser and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable law) prior to the Effective Time, of each of the following conditions:

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  If the Company's stockholders are required under the DGCL to adopt the Merger Agreement in order to consummate the Merger, the affirmative vote of the holders of a majority of the outstanding Shares shall have been obtained;

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  Purchaser shall have accepted for payment and paid for all of the Shares validly tendered and not withdrawn pursuant to the Offer; and

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  No governmental authority of competent jurisdiction in the United States shall have (A) enacted, issued or promulgated any law that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States, or (B) issued or granted any order that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States.

  Termination of the Merger Agreement

  Termination Prior to the Acceptance Time

        The Merger Agreement may be terminated and the Offer, the Merger and the other transactions contemplated thereby may be abandoned at any time prior to the Acceptance Time:

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  by mutual written agreement of Kroger and the Company;

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  by either Kroger or the Company, if the Offer shall have expired or been terminated in accordance with the terms of the Merger Agreement and the Offer without Purchaser having accepted for payment any Shares tendered pursuant to the Offer on or before March 10, 2016 (the "Termination Date") (which date may be extended by Kroger, upon written notice to the Company, for two (2) successive extension periods of thirty (30) days each in order to permit the satisfaction of the condition set forth in clause (A) of Annex A to the Merger Agreement); provided, that such termination right will not be available to any party whose action or failure to fulfill any obligation under the Merger Agreement has been the principal cause of or resulted in (i) any of the conditions to the Offer having failed to be satisfied and such action or failure to act constitutes a material breach of the Merger Agreement, or (ii) the expiration or termination of the Offer in accordance with the terms of the Merger Agreement and the Offer without Purchaser having accepted for payment any Shares tendered pursuant to the Offer and such action or failure to act constitutes a material breach of the Merger Agreement;

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  by the Company:

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  in the event that (i) the Company is not then in material breach of the Merger Agreement; and (ii) Kroger and/or Purchaser shall have breached or otherwise violated any of their respective material covenants, agreements or other obligations under the Merger Agreement, or any of the representations and warranties of Kroger and Purchaser set forth in the Merger Agreement shall have become inaccurate, which breach, violation or inaccuracy, individually or in the aggregate with other such breaches, violations or inaccuracies, is incapable of being cured, or is not cured, by Kroger and/or Purchaser within thirty (30) calendar days following receipt of written notice from the Company of such breach, violation or inaccuracy and would reasonably be expected to prevent the consummation of the Offer prior to the Termination Date; or

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  to enter into a definitive written agreement providing for a Superior Proposal as described above in the section "Company Board Recommendation Change";

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  by Kroger in the event that (i) Kroger and Purchaser are not then in material breach of the Merger Agreement, and (ii) the Company shall have breached or otherwise violated any of its material covenants, agreements or other obligations under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement shall have become inaccurate, in either case, such that (x) the conditions to the Offer are not capable of being satisfied by the Termination Date and (y) such breach, violation or inaccuracy is incapable of being cured, or is not cured, by the Company within thirty (30) calendar days following receipt of written notice from Kroger of such breach, violation or inaccuracy; or

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  by Kroger, in the event that (i) the Company Board or any committee thereof shall have effected a Company Board Recommendation Change; or (ii) the Company Board shall have failed to publicly reconfirm the Company Board Recommendation (A) within five (5) business days after receipt of a written request from Kroger that it do so if such request is made following the making by any person of a public Acquisition Proposal or (B) in connection with (a) the Company's disclosure to the Company's stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or compliance with the provisions of Rule 14d-9 promulgated under the Exchange Act or (b) in connection with the Company's disclosure to the Company's stockholders that the Company Board determined in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties to the Company's stockholders under the DGCL, in each case, as required by the provisions of the Merger Agreement described above in the "Company Board Recommendation Change" section.

  Termination Before or After Acceptance Time and Prior to Effective Time

        Notwithstanding the prior adoption of the Merger Agreement by the Company's stockholders in accordance with the DGCL, if applicable, the Merger Agreement may be terminated and the Offer and/or the Merger may be abandoned, at any time prior to the Effective Time in the event that any governmental authority of competent jurisdiction in the United States shall have (A) enacted, issued or promulgated any law that is in effect and has the effect of making the Offer and the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Offer and the Merger in the United States, or (B) issued or granted any order that is in effect and has the effect of making the Offer and the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Offer and the Merger in the United States, and such order has become final and non-appealable.

  Notice of Termination; Effect of Termination

        The Merger Agreement provides that any proper and valid termination of the Merger Agreement as described above will be effective immediately upon the delivery of written notice of the terminating party to the other party or parties, as applicable. In the event of the termination of the Merger Agreement as described above, the Merger Agreement will be of no further force or effect without liability of any party or parties thereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties thereto, as applicable, except:

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  for the provisions relating to public statements and disclosure, notice of termination and effect of termination, fees and expenses and the general provisions of the Merger Agreement, each of which will survive the termination of the Merger Agreement;

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  that nothing in the Merger Agreement will relieve any party or parties thereto, as applicable, from any liability or damages, which will not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated thereby resulting from any breach of the Merger Agreement prior to such termination, in which case the aggrieved party will be entitled to all remedies available at law or in equity; and

  •
  no termination of the Merger Agreement will affect the obligations of the parties thereto set forth in the Confidentiality Agreement, all of which obligations will survive termination of the Merger Agreement in accordance with their terms.

  Termination Fee and Expenses

        The Merger Agreement provides that all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and/or the Merger is consummated.

        For purposes of the below, a "Competing Acquisition Transaction" has the same meaning as an "Acquisition Transaction" except that all references to "more than twenty percent (20%)" will be deemed to be references to "a majority."

        The Merger Agreement provides for the following payments by the Company:

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  The Company will pay to Kroger $20,000,000 (the "Termination Fee"), by wire transfer of immediately available funds to an account or accounts designated in writing by Kroger, within two (2) business days after demand by Kroger, in the event that:

  •
  the Merger Agreement is terminated by Kroger or the Company if the Offer expired or was terminated without Purchaser having accepted for payment any Shares tendered pursuant to the Offer on or before the Termination Date as a result of either the failure to satisfy the Minimum Condition or following the date of the Merger Agreement, the Company having breached, failed to perform or violated its covenants or agreements under the Merger Agreement (which has not been cured prior to the Termination Date);

  •
  following the execution and delivery of the Merger Agreement and prior to the termination of the Merger Agreement by Kroger or the Company if the Offer expired or was terminated without Purchaser having accepted for payment any Shares tendered pursuant to the Offer on or before the Termination Date, a Competing Acquisition Transaction was publicly announced or became publicly disclosed and, in either case, was not withdrawn or otherwise abandoned;

  •
  within twelve (12) months following the termination of the Merger Agreement (the "Tail Period") by Kroger or the Company if the Offer expired or was terminated without Purchaser having accepted for payment any Shares tendered pursuant to the Offer on or before the Termination Date, the Company enters into a definitive agreement with respect to the Competing Acquisition Transaction referred to above or such Competing Acquisition Transaction is consummated;

  •
  the Merger Agreement is terminated by Kroger in the event of a breach of the Merger Agreement by the Company such that the conditions to the Offer are not capable of being satisfied by the Termination Date and the breach is incapable of being cured in a timely manner;

  •
  following the execution and delivery of the Merger Agreement and prior to the termination of the Merger Agreement by Kroger in the event of a breach of the Merger Agreement by the Company such that the conditions to the Offer are not capable of being satisfied by the Termination Date and the breach is incapable of being cured in a timely manner, a Competing Acquisition Transaction was publicly announced or became publicly disclosed and, in either case, was not withdrawn or otherwise abandoned; and

  •
  during the Tail Period, the Company enters into a definitive agreement with respect to any Competing Acquisition Transaction or any Competing Acquisition Transaction is consummated.

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  In the event that the Merger Agreement is terminated by the Company to enter into a definitive written agreement providing for a Superior Proposal as described above in the section "Company Board Recommendation Change", the Company will pay to Kroger the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Kroger, as a condition to the effectiveness of such termination; provided, that if the Merger Agreement is terminated by the Company in connection with the Company entering into a Superior Proposal, as more fully described in the "Company Board Recommendation" section above, from an excluded party prior to the No-Shop Period Start Date, the Termination Fee shall equal $8,000,000 (the "Go-Shop Termination Fee"); and

  •
  In the event that the Merger Agreement is terminated by Kroger, where (i) the Company Board or any committee thereof shall have effected a Company Board Recommendation Change; or

    (ii) the Company Board shall have failed to publicly reconfirm the Company Board Recommendation (A) within five (5) business days after receipt of a written request from Kroger that it do so if such request is made following the making by any person of a public Acquisition Proposal or (B) in accordance with the provision of the Merger Agreement relating to the Company Board making certain disclosures described above in the "Company Board Recommendation" section, the Company will pay to Kroger the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Kroger, within two (2) business days after Kroger's delivery of written notice of termination.

        The Merger Agreement provides that in no event will the Company be required to (i) pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of the Merger Agreement at the same or at different times and the occurrence of different events or (ii) pay the Termination Fee if the Go-Shop Termination Fee has already been paid. In addition, in the event that Kroger receives the Termination Fee or the Go-Shop Termination Fee, as applicable, as a result of a termination of the Merger Agreement by Kroger (A) in the event of a breach of the Merger Agreement by the Company such that the conditions to the Offer are not capable of being satisfied by the Termination Date and the breach is incapable of being cured in a timely manner, (B) where following the execution and delivery of the Merger Agreement and prior to the termination of the Merger Agreement by Kroger in the event of a breach of the Merger Agreement by the Company such that the conditions to the Offer are not capable of being satisfied by the Termination Date and the breach is incapable of being cured in a timely manner, a Competing Acquisition Transaction was publicly announced or became publicly disclosed and, in either case, was not withdrawn or otherwise abandoned or (C) where during the Tail Period, the Company enters into a definitive agreement with respect to any Competing Acquisition Transaction or any Competing Acquisition Transaction is consummated, the receipt of such fee will be deemed to be liquidated damages and an exclusive remedy (except for any remedies pursuant to the provisions of the Merger Agreement summarized in the "Specific Performance of the Merger Agreement" section below) for any and all losses or damages suffered or incurred by Kroger, Purchaser, any of their respective affiliates or any other person in connection with the Merger Agreement (and the termination thereof), the transactions contemplated thereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Kroger, Purchaser, any of their respective affiliates or any other person will be entitled to bring or maintain any other claim, action or proceeding against the Company, its subsidiaries and their respective former, current or future officers, directors, affiliates and Representatives arising out of the Merger Agreement (and the termination thereof), the transactions contemplated thereby (and the abandonment thereof) or any matter forming the basis for such termination and no such party shall have any further liability or obligation therefrom, in each case, other than any liability arising out of or resulting from fraud, in which case, Kroger shall be entitled to all rights and remedies available at law or in equity.

  Amendment of the Merger Agreement

        The Merger Agreement provides that subject to applicable law and subject to the other provisions of the Merger Agreement, the Merger Agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of Kroger, Purchaser and the Company; provided, that in the event that the Merger Agreement has been adopted by the Company's stockholders in accordance with Delaware law, no amendment will be made to the Merger Agreement that requires the approval of such stockholders of the Company under Delaware law without such approval.

  Survival of Representations, Warranties and Covenants

        The representations, warranties and covenants of the Company, Kroger and Purchaser contained in the Merger Agreement will terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time will so survive the Effective Time in accordance with their respective terms. After the Effective Time, neither Kroger nor Purchaser will be permitted to claim that any breach by the Company of any of its covenants or obligations under the Merger Agreement results in a failure of a condition to consummate the Merger or excuses performance by Kroger or Purchaser of any of its obligations under the Merger Agreement.

  Specific Performance of the Merger Agreement

        The Merger Agreement provides that irreparable damage would occur in the event that any provision of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached, and that since money damages or other legal remedies would not be an adequate remedy for any such damages, in the event of any breach or threatened breach by the Company, on the one hand, or Kroger and/or Purchaser, on the other hand, of any of their respective covenants or obligations set forth in the Merger Agreement, the Company, on the one hand, and Kroger and Purchaser, on the other hand, will be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the Merger Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under the Merger Agreement. Any party seeking an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

        The parties to the Merger Agreement further agreed that (x) by seeking the remedies provided for in provisions of the Merger Agreement summarized in this section, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under the Merger Agreement, including any monetary damages or other relief in law or equity and including, but not limited to, claims made in the event that the Merger Agreement has been terminated or in the event that the remedies expressly provided for in the provisions of the Merger Agreement summarized in this section are not available or otherwise are not granted and (y) nothing set forth in the provisions of the Merger Agreement summarized in this section shall require any party hereto to institute any legal proceeding for (or limit any party's right to institute any legal proceeding for) specific performance under this the provisions of the Merger Agreement summarized in this section prior or as a condition to exercising any termination right under the Merger Agreement (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to the provisions of the Merger Agreement summarized in this section or anything set forth in this the provisions of the Merger Agreement summarized in the section restrict or limit any party's right to terminate the Merger Agreement in accordance with the terms of the Merger Agreement or pursue any other remedies under the Merger Agreement that may be available then or thereafter.

        The Merger Agreement also provides that the Company, on the one hand, and Kroger and Purchaser, on the other hand, will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of the Merger Agreement by such party (or parties), and to specifically enforce the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under the Merger Agreement.

Other Agreements

  Tender and Support Agreement

        The following is a summary of the material provisions of the Tender and Support Agreement (as defined below). The following description of the Tender and Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Tender and Support Agreement, which is filed as Exhibit (d)(2) to this Schedule TO and is incorporated herein by reference. For a complete understanding of the Tender and Support Agreement, you are encouraged to read the full text of the Tender and Support Agreement.

        Concurrently with entering into the Merger Agreement, Kroger and Purchaser entered into a Tender and Support Agreement, dated as of November 10, 2015 (the "Tender and Support Agreement") with Willis Stein & Partners III Sub, L.P., Willis Stein & Partners Dutch III-A Sub, L.P., Willis Stein & Partners Dutch III-B, L.P. and Willis Stein & Partners III-C Sub, L.P. (each, a "Supporting Stockholder"). As of November 10, 2015, the Supporting Stockholders collectively beneficially owned, in the aggregate, 3,564,657 Shares (or approximately 7.22% of all of the Shares outstanding and all additional Shares that were deemed outstanding for purposes of calculating the Supporting Stockholders' percentage ownership in accordance with Rule 13d-3(d)(1)(i) under the Exchange Act as of November 10, 2015).

        The Tender and Support Agreement provides that, no later than seven (7) business days after the commencement of the Offer, each Supporting Stockholder will tender into the Offer, and, subject to certain exceptions, will not withdraw, all of the outstanding Shares such Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) as of the date of the Tender and Support Agreement, along with any additional outstanding Shares of which such Supporting Stockholder acquires record ownership or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) during the Support Period (as defined below) (collectively, the "Subject Shares"). Such Supporting Stockholder will tender into the Offer additional Shares acquired after the date of the Tender and Support Agreement within three (3) business days after acquiring ownership of such additional Shares. The Tender and Support Agreement also provides that, during the period from the date of the Tender and Support Agreement until the earlier to occur of the Effective Time and the date the Merger Agreement is validly terminated (such period, the "Support Period"), the Supporting Stockholders will vote their Subject Shares against certain alternative corporate transactions (as more fully described in the Tender and Support Agreement). The Tender and Support Agreement provides that Kroger is appointed as the attorney-in-fact and proxy of the Supporting Stockholders to vote their Subject Shares.

  Confidentiality Agreement

        Kroger and the Company entered into a Confidentiality Agreement, dated as of August 10, 2015 (as amended, the "Confidentiality Agreement"). Under the terms of the Confidentiality Agreement, Kroger agreed, subject to certain exceptions, to keep confidential certain non-public information relating to the Company in connection with a possible transaction with the Company and to use such information solely for the purpose of evaluating the possible transaction. The Confidentiality Agreement also includes a standstill provision that remains in effect for a period of one year from the date of the Confidentiality Agreement.

        The above summary description of the Confidentiality Agreement is qualified in its entirety by reference to such Confidentiality Agreement, which Kroger has filed as Exhibit (d)(3) to the Schedule TO.

12.   Purpose of the Offer; Plans for the Company.

  Purpose of the Offer.

        The purpose of the Offer is for Kroger, through Purchaser, to acquire control of, and the entire equity interest in, the Company. The Offer is intended to facilitate the acquisition of all of the outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, Purchaser intends to complete the Merger as promptly as practicable thereafter.

        The Company Board has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. If the Offer is consummated, we do not anticipate seeking the approval of the Company's remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the constituent corporation that would otherwise be required to approve a merger for the constituent corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the constituent corporation. Accordingly, if we consummate the Offer, we intend to complete the Merger without a vote of the Company's stockholders in accordance with Section 251(h) of the DGCL. If we are prohibited from effecting the Merger in accordance with Section 251(h) of the DGCL, we reserve the right to effect the Merger in another manner that complies with the requirements of the DGCL.

  Plans for the Company.

        In connection with Kroger's consideration of the Offer, Kroger has developed a plan, on the basis of available information, for the combination of the business of the Company with that of Kroger. Kroger plans to integrate the Company's business into Kroger. Kroger will continue to evaluate and refine the plan and may make changes to it as additional information is obtained.

        Except as set forth in this Offer to Purchase and the Merger Agreement, Kroger and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the Company's capitalization or (iv) any other material change in the Company's corporate structure or business.

13.   Certain Effects of the Offer.

        It is expected that the Merger will be consummated pursuant to Section 251(h) of the DGCL promptly after the consummation of the Offer. Immediately following the Merger, all of the outstanding shares of the Company's common stock will be held by Kroger.

  Market for the Shares.

        The purchase of the Shares pursuant to the Offer will reduce the number of holders of the Shares and the number of the Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of the Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

  Stock Quotation.

        Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE if, among other things, the Company does not meet the requirements for the number of publicly held Shares, the aggregate market value of the publicly held Shares or the number of market makers for the Shares. Kroger will seek to cause the listing of the Shares on the NYSE to be discontinued as soon after the consummation of the Offer as the requirements for termination of the listing are satisfied.

        If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors.

  Margin Regulations.

        The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

  Exchange Act Registration.

        The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for listing on the NYSE. We intend to cause the delisting of the Shares from the NYSE and the termination of the registration of the Shares under the Exchange Act as soon after completion of the Merger as the requirements for such delisting and termination of registration are satisfied.

14.   Dividends and Distributions.

        The Merger Agreement provides that from the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Acceptance Time, except as approved by Kroger (which approval will not be unreasonably withheld, conditioned or delayed), the Company will not declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned subsidiary of the Company to the Company or one of its wholly-owned subsidiaries.

15.   Conditions of the Offer.

        For purposes of this Section 15, capitalized terms used in this Section 15 and defined in the Merger Agreement have the meanings set forth in the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO and is incorporated herein by reference. The obligation of Purchaser to accept for payment and pay for the Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions below. Notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment or (subject to any such rules and regulations) the payment for, any tendered Shares, and may terminate the Offer at any scheduled Expiration Date, if: (i) the Minimum Condition shall not have been satisfied by 11:59 PM, New York time, on the scheduled Expiration Date of the Offer; (ii) the Antitrust Condition shall not have been satisfied; or (iii) any of the following shall have occurred and continue to exist as of immediately prior to the expiration of the Offer:

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  (1) any Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any law that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger in the United States; or (ii) issued or granted any order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States;

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  (2) (i) the representations and warranties of the Company contained in Sections 4.6(a), (b), (c) and the first sentence of (d) (Company Capitalization) of the Merger Agreement shall not be true and correct in all respects immediately prior to the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except that inaccuracies in such representations and warranties that are in the aggregate de minimus in nature will be disregarded (and for the avoidance of doubt, only amounts that are less than $250,000 in the aggregate will be considered de minimus for purposes of this clause (i)); (ii) without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein, the representations and warranties of the Company contained in Section 4.1 (Organization; Good Standing), Section 4.2 (Corporate Power; Enforceability), other than the first sentence thereof, Section 4.6(d) (Company Capitalization), Section 4.3 (Requisite Stockholder Approval), Section 4.25 (Brokers), and Section 4.27 (State Anti-Takeover Statutes; No Rights Plan) of the Merger Agreement shall not be true and correct in all material respects immediately prior to the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and (iii) without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein, all other representations and warranties of the Company contained in Article IV of the Merger Agreement shall not be true and correct immediately prior to the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct does not have, individually or in the aggregate, a Company Material Adverse Effect;

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  (3) the Company shall have failed to perform in all material respects the obligations that are to be performed by it under the Merger Agreement at or prior to the expiration of the Offer;

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  (4) a Company Material Adverse Effect shall have arisen or occurred following the execution and delivery of the Merger Agreement that is continuing as of immediately prior to the expiration of the Offer;

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  (5) Kroger shall not have received a certificate executed by a duly authorized officer of the Company dated as of the date of the Acceptance Time confirming on behalf of the Company that the conditions set forth in clauses (2), (3) and (4) of paragraph (C) of Annex A of the Merger Agreement are duly satisfied immediately prior to the Acceptance Time;

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  (6) the Tender and Support Agreement shall have been properly and validly terminated in accordance with its terms or is otherwise no longer in effect immediately prior to the Effective Time; or

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  (7) the Merger Agreement shall have been properly and validly terminated in accordance with its terms.

        The foregoing conditions are for the sole benefit of Kroger and Purchaser and (subject to certain exceptions described below) may be waived by Kroger and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Kroger and Purchaser. The failure by Kroger or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Without the prior written consent of the Company in its sole discretion, Purchaser may not (and Kroger shall not permit Purchaser to) waive (A) the Minimum Condition, (B) the Antitrust Condition or (C) the condition that any governmental authority of competent jurisdiction shall not have enacted, issued, granted or promulgated any law or order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger in the United States.

16.   Certain Legal Matters; Regulatory Approvals.

  General.

        Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company's business that would be adversely affected by our acquisition of the Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of the Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except for takeover laws in jurisdictions other than Delaware as described below under "State Takeover Laws," such approval or other action will be sought. However, except for observance of the waiting periods summarized under "Antitrust Compliance" below in this Section 16, we do not anticipate delaying the purchase of the Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at any Expiration Date without accepting for payment any Shares validly tendered (and not withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for the Shares is subject to the conditions to the Offer, including, among other conditions, the Antitrust Condition. See Section 15—"Conditions of the Offer."

  Antitrust Compliance

        Under the HSR Act (including the related rules and regulations that have been promulgated thereunder by the FTC) certain acquisition transactions, including Purchaser's purchase of the Shares pursuant to the Offer, may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the DOJ (the "Antitrust Division") and certain waiting period requirements have been satisfied. Kroger expects to file with the FTC and the Antitrust Division its Premerger Notification and Report Form pursuant to the HSR Act, on or before November 24, 2015 (the "Kroger Filing Date"). Kroger expects that the Company will file with the FTC and the Antitrust Division its Premerger Notification and Report Form pursuant to the HSR Act within 15 calendar days following the Kroger Filing Date.

        Under the HSR Act, Purchaser's purchase of the Shares pursuant to the Offer is subject to an initial waiting period that will expire at 11:59 pm, New York time on the fifteenth day following the Kroger Filing Date. However, the initial waiting period may be terminated prior to such date and time by the FTC and the Antitrust Division, or we may receive a request (a "Second Request") for additional information or documentary material from either the FTC or the Antitrust Division prior to such expiration. If the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer will be extended for an additional period of 10 calendar days, which will begin on the date on which we have substantially complied with the Second Request. Complying with a Second Request can take a significant period of time. If either the 15-day or 10-day waiting period expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until 11:59 PM of the next day that is not a Saturday, Sunday or federal holiday. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act. After that time, the waiting period may be extended only by court order or with our consent. The FTC or the Antitrust Division may terminate the additional 10-day waiting period before its expiration.

        The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions like the Offer and the Merger. At any time, the FTC or the Antitrust Division could take any action under the antitrust laws that it considers necessary or desirable in the public interest, including seeking (i) to enjoin the purchase of the Shares pursuant to the Offer, (ii) to enjoin the Merger, (iii) to require Purchaser (or, after completion of the Merger, Kroger) to divest the Shares, or (iv) to require us or the Company to divest substantial assets. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. See Section 15—"Conditions of the Offer."

        Based upon an examination of publicly available information and other information relating to the businesses in which the Company is engaged, we and the Company believe that neither the purchase of the Shares by Purchaser pursuant to the Offer nor the consummation of the Merger should violate applicable antitrust laws. Nevertheless, neither we nor the Company can be certain that a challenge to the Offer or the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 15—"Conditions of the Offer."

  State Takeover Laws

        The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a "business combination" (defined to include mergers and certain other actions) with an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the date such person became an "interested stockholder" unless, among other things, the "business combination" is approved by the board of directors of such corporation before such person became an "interested stockholder." The Company Board approved the Merger

Agreement on November 10, 2015, and, therefore, Section 203 of the DGCL is inapplicable to the Merger Agreement and the transactions contemplated therein.

        A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15—"Conditions of the Offer."

  Legal Proceedings

        Between November 16, 2015 and November 18, 2015, four putative class action lawsuits, captioned Ringwood v. Mariano, et al. (C.A. No. 15-cv-009467), Janner v. Roundy's, Inc. et al. (C.A. No. 15-cv-009468), McGuire v. Mariano, et al. (C.A. No. 15-cv-009493) and Stein v. Roundy's, Inc. et al. (C.A. No. 15-cv-009509), were filed against the Company, the Company Board, Kroger and Purchaser, in the Circuit Court Civil Division of Milwaukee County in the State of Wisconsin (the "Actions"). The Actions challenge Kroger's and Purchaser's proposed acquisition of the Company (the "Transaction") and allege, among other things, that the Company Board breached its fiduciary duties in connection with the Transaction by failing to maximize shareholder value. Each of the Actions further alleges that Kroger aided and abetted the alleged breaches. Certain of the Actions also allege that the Company and Purchaser aided and abetted the alleged breaches. The Actions seek, among other things, injunctive relief preventing the consummation of the Transaction and rescission of the Transaction.

17.   Appraisal Rights.

        No appraisal rights are available to the holders of Shares in connection with the Offer. If the Merger is completed, appraisal rights will be available in connection with the Merger as further described below, but, although the availability of appraisal rights depends on the Merger being completed, stockholders who wish to exercise such appraisal rights must do so no later than the time of the consummation of the Offer, even though the Merger will not have been completed as of such time.

        If the Merger is completed, the holders of Shares who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter lose their appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the "fair value" of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

        The "fair value" of any of the Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Moreover, the "fair value" so determined could be higher or lower than, or the same as, the Offer Price. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than the Offer Price.

        Section 262 of the DGCL provides that, if a merger was approved pursuant to Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL.

        As described more fully in the Schedule 14D-9, if a stockholder wishes to elect to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:

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  no later than the consummation of the Offer, deliver to the Company a written demand for appraisal of Shares held, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal;

  •
  not tender such stockholder's Shares in the Offer; and

  •
  continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

        The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL will be provided to each stockholder of record on the effective date of the Merger in the event that the Merger is consummated without any meeting of the Company's stockholders pursuant to Section 251(h) or Section 253 of the DGCL.

        The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

18.   Fees and Expenses.

        Purchaser has retained D.F. King & Co., Inc. to be the Information Agent and American Stock Transfer & Trust Company, LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of the Shares by mail, electronic mail, telephone, telecopy, personal interview and other methods of electronic communication and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of the Shares.

        The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

        Neither Kroger nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of the Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19.   Miscellaneous.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of Kroger or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Kroger, Purchaser, the Depositary or the Information Agent for the purposes of the Offer.

        Kroger and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7—"Certain Information Concerning the Company" above.

KS Merger Sub Inc.

November 19, 2015

 SCHEDULE I:
DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND KROGER

1.     PURCHASER

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Purchaser are set forth below. The business address of each such director and executive officer is 1014 Vine Street, Cincinnati, Ohio 45202-1100. The telephone number at such office is (513) 762-4000. All directors and executive officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Stacey M. Heiser Vice President and Secretary	Ms. Heiser has served as Senior Counsel in Kroger's Law Department since June 2014. Prior to this, she served as corporate counsel in Kroger's Law Department from January 2012 to June 2014. Prior to joining Kroger in January 2012, Ms. Heiser served as associate general counsel at Kendle International Inc.
Timothy M. Terrell Vice President and Treasurer	Mr. Terrell was elected Vice President of Capital Management of Kroger, effective May 2012. He has responsibility for Kroger's capital management, finance and labor contract costing teams. Prior to being named to his current role, he was Director of Capital Management. Mr. Terrell has been with Kroger for 15 years and has held a number of financial and operational roles with increasing responsibility.
Christine S. Wheatley President and Sole Director	Ms. Wheatley was elected Group Vice President, Secretary and General Counsel of Kroger, effective May 2014. She joined Kroger in February 2008 as Corporate Counsel, and became Senior Attorney in 2010, Senior Counsel in 2011, and Vice President in 2012. Before joining Kroger, Ms. Wheatley was engaged in the private practice of law for 11 years, most recently as a partner at Porter Wright Morris & Arthur in Cincinnati.

2.     KROGER

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Kroger are set forth below. The business address of each such director and executive officer is 1014 Vine Street, Cincinnati, Ohio 45202-1100. The telephone number at such office is (513) 762-4000. All directors and executive officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Jessica C. Adelman Group Vice President, Corporate Affairs	Ms. Adelman joined Kroger on November 1, 2015 as Group Vice President, Corporate Affairs. Prior to joining Kroger, she served as senior vice president of corporate affairs for Syngenta North America, a leading agriculture company, since 2008. Prior to that, Ms. Adelman held several strategic leadership roles with other companies, including director of Cargill Government Solutions. Ms. Adelman has 20 years of experience as a public affairs executive in the food industry.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Stuart Aitken Group Vice President

Mr. Aitken was elected Group Vice President effective June 25, 2015 and is responsible for leading Kroger's data analytics subsidiary, 84.51° LLC. Prior to joining Kroger, he served as the chief executive officer of dunnhumby USA, LLC from July 2010 to June 2015. Mr. Aitken has over 15 years of marketing, academic and technical experience across a variety of industries, and held various leadership roles with other companies, including Michaels Stores Inc. and Safeway, Inc.

Robert W. Clark Group Vice President, Non-Perishables

Mr. Clark has served as Group Vice President of Non-Perishables since March 14, 2013. Prior to this, he served as Vice President of Merchandising for Kroger's Fred Meyer division from October 2011 to March 2013. From August 2010 to October 2011 he served as Vice President of Operations for Kroger's Columbus division. Prior to that, from May 2002 to August 2010, he served as Vice President of Merchandising for Kroger's Fry's division. From 1985 to 2002, Mr. Clark held various leadership positions in store and district management, as well as grocery merchandising. Mr. Clark began his career with Kroger in 1985 as a courtesy clerk at Fry's.

Michael J. Donnelly Executive Vice President, Merchandising

Mr. Donnelly was elected Executive Vice President, Merchandising effective September 17, 2015. Prior to this, he served as Senior Vice President of Merchandising from July 2011 to September 2015. Prior to that, Mr. Donnelly held a variety of key management positions with Kroger, including President of Ralphs Grocery Company, President of Fry's Food Stores, and Senior Vice President, Drug/GM Merchandising and Procurement. Mr. Donnelly joined Kroger in 1978 as a clerk.

Kevin M. Dougherty Group Vice President, Digital and Vitacost

Mr. Dougherty was elected Group Vice President effective May 6, 2004 and is responsible for leading Kroger's Digital Strategy, focused on building Kroger's presence in the marketplace in digital channels, personalization and e-commerce. Prior to this, he was responsible for the oversight of Kroger logistics and supply chain management. Mr. Dougherty joined Kroger as Vice President, Supply Chain Operations in 2001. Before joining Kroger, he maintained an independent consulting practice focusing on logistics and operational performance, and held leadership roles in the warehouse automation and healthcare industries.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Todd A. Foley Vice President and Treasurer

Mr. Foley has served as Vice President and Treasurer since June 27, 2013. Prior to this, he served as Assistant Corporate Controller from March 2006 to June 2013. Prior to that, he served as Controller of Kroger's Cincinnati/Dayton division from October 2003 to March 2006. Mr. Foley began his career with Kroger in 2001 as an audit manager in the Internal Audit Department after working for PricewaterhouseCoopers from 1991 to 2001, where most recently he was a senior audit manager.

Christopher T. Hjelm Executive Vice President and Chief Information Officer

Mr. Hjelm was elected Executive Vice President and Chief Information Officer, effective September 17, 2015. Prior to this, he served as Senior Vice President and Chief Information Officer from August 2005 to September 2015. From February 2005 to July 2005, he was Chief Information Officer of Travel Distribution Services for Cendant Corporation. From July 2003 to November 2004, Mr. Hjelm served as Chief Technology Officer for Orbitz LLC, which was acquired by Cendant Corporation in November 2004. Mr. Hjelm served as Senior Vice President for Technology at eBay Inc. from March 2002 to June 2003, and served as Executive Vice President for Broadband Network Services for Excite@Home from June 2001 to February 2002. From January 2000 to June 2001, Mr. Hjelm served as Chairman, President and Chief Executive Officer of ZOHO Corporation. Prior to that, he held various key roles for 14 years with Federal Express Corporation, including that of Senior Vice President and Chief Information Officer.

Sukanya Madlinger Senior Vice President

Ms. Madlinger was elected Senior Vice President effective September 17, 2015, and is responsible for the oversight of several of Kroger's retail divisions. Prior to this, she served as President of Kroger's Cincinnati/Dayton division from 2010 to September 2015. Ms. Madlinger has held various leadership positions in operations and merchandising since joining Kroger in 1986.

Lynn Marmer Group Vice President

Ms. Marmer was elected Group Vice President of Corporate Affairs, effective January 19, 1998. Prior to this, she was an attorney in Kroger's Law Department. Ms. Marmer joined Kroger in 1997. Before joining Kroger she was a partner in the law firm of Dinsmore & Shohl.

Timothy A. Massa Group Vice President, Human Resources & Labor Relations

Mr. Massa was elected Group Vice President, Human Resources and Labor Relations, effective June 26, 2014. He joined Kroger in October 2010 as Vice President, Corporate Human Resources, Talent Development. Prior to joining Kroger, he served in various human resources leadership roles for 21 years at Procter & Gamble, most recently serving as Global Human Resources Director of Customer Business Development.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
W. Rodney McMullen Chairman of the Board and Chief Executive Officer

Mr. McMullen was elected Chairman of the Board effective January 1, 2015, and Chief Executive Officer effective January 1, 2014. Prior to this, he served as President and Chief Operating Officer from August 1, 2009 to December 31, 2013. Prior to that he was elected Vice Chairman effective June 26, 2003, Executive Vice President, Strategy, Planning and Finance effective January 26, 2000, Executive Vice President and Chief Financial Officer effective May 20, 1999, Senior Vice President effective October 5, 1997, and Group Vice President and Chief Financial Officer effective June 18, 1995. Before that he was appointed Vice President, Control and Financial Services on March 4, 1993, and Vice President, Planning and Capital Management effective December 31, 1989. Mr. McMullen joined Kroger in 1978 as a part-time stock clerk.

Frederick J. Morganthall II Executive Vice President, Retail Operations

Mr. Morganthall was elected Executive Vice President of Retail Operations, effective September 17, 2015. Prior to this, he served as Senior Vice President, Retail Divisions from June 2015 to September 2015. Mr. Morganthall joined Kroger in 2014 as part of the Kroger-Harris Teeter merger, serving as President of Harris Teeter until June 2015. He joined Harris Teeter in 1986 and served in several key leadership roles prior to becoming president, including vice president of merchandising, vice president of distribution, and vice president of operations. Mr. Morganthall began his career in grocery retail in 1978 with Spartan Stores in Michigan.

M. Marnette Perry Senior Vice President

Ms. Perry has served as Senior Vice President of Retail Operations since October 24, 2012. Prior to this, she was elected Senior Vice President overseeing several of Kroger's retail divisions effective July 2003 to October 2012. Prior to that she was elected Group Vice President of Perishables Merchandising and Procurement on March 3, 2003. Prior to this she held a variety of significant positions with Kroger, including President of Kroger's Michigan division, and President of Kroger's Columbus division. Ms. Perry joined Kroger in 1972.

J. Michael Schlotman Executive Vice President and Chief Financial Officer

Mr. Schlotman was elected as Executive Vice President and Chief Financial Officer, effective September 17, 2015. Prior to this, he was elected Senior Vice President and Chief Financial Officer, effective June 26, 2003, and Group Vice President and Chief Financial Officer, effective January 26, 2000. Prior to that he was elected Vice President and Corporate Controller in 1995, and served in various positions in corporate accounting since joining Kroger in 1985.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Erin S. Sharp Group Vice President, Manufacturing

Ms. Sharp has served as Group Vice President of Manufacturing since June 27, 2013. She joined Kroger in 2011 as Vice President of Operations for Kroger's manufacturing division. Before joining Kroger, Ms. Sharp served as vice president of manufacturing for the Sara Lee Corporation. In that role, she led the manufacturing and logistics operations for the central region of their U.S. Fresh Bakery Division. Ms. Sharp has over 25 years of experience supporting food manufacturing operations.

Alessandro Tosolini Senior Vice President

Mr. Tosolini joined Kroger as Senior Vice President of New Business Development on December 11, 2014. Before joining Kroger, he held numerous leadership positions with Procter & Gamble for 24 years, in the U.S. and internationally, most recently serving as senior vice president of Global eBusiness and vice president of Global eCommerce.

Mark C. Tuffin Senior Vice President

Mr. Tuffin has served as Senior Vice President since January 17, 2014, and is responsible for the oversight of several of Kroger's retail divisions. Prior to this, he served as President Kroger's Smith's division from July 2011 to January 2014. From September 2009 to July 2011, Mr. Tuffin served as Vice President of Transition, where he was responsible for implementing an organizational restructuring initiative for Kroger's retail divisions. He joined Kroger's Smith's division in 1996 and served in a series of leadership roles, including Vice President of Merchandising from September 1999 to September 2009. Mr. Tuffin held various positions with other supermarket retailers before joining Smith's in 1996.

M. Elizabeth Van Oflen Vice President and Corporate Controller

Ms. Van Oflen was elected Vice President and Controller on April 11, 2003. Prior to her election, she held various positions in Kroger's Finance and Tax Departments. Ms. Van Oflen joined Kroger in 1982.

Christine S. Wheatley Group Vice President, Secretary and General Counsel

Ms. Wheatley was elected Group Vice President, Secretary and General Counsel, effective May 2014. She joined Kroger in February 2008 as Corporate Counsel, and became Senior Attorney in 2010, Senior Counsel in 2011, and Vice President in 2012. Before joining Kroger, Ms. Wheatley was engaged in the private practice of law for 11 years, most recently as a partner at Porter Wright Morris & Arthur in Cincinnati.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Nora A. Aufreiter Director

Ms. Aufreiter has been a director since December 2014. She is Director Emeritus of McKinsey & Company, a global management consulting firm. Ms. Aufreiter retired in June 2014 after more than 30 years as a director and senior partner. During this time, she worked extensively in the U.S., Canada, and internationally with major retailers, financial institutions and other consumer facing companies. Before joining McKinsey, Ms. Aufreiter spent three years in financial services working in corporate finance and investment banking. She is a member of the Board of Directors of The Bank of Nova Scotia and Nieman Marcus Group. Ms. Aufreiter also serves on the boards of St. Michael's Hospital and the Canadian Opera Company, and is a member of the Dean's Advisory Board for the Ivey Business School in Ontario, Canada. She is a member of the Financial Policy Committee and the Public Responsibilities Committee.

Robert D. Beyer Director

Mr. Beyer has been a director since May 1999. He is Chairman of Chaparal Investments LLC, a private investment firm and holding company that he founded in 2009. From 2005 to 2009, Mr. Beyer served as Chief Executive Officer of The TCW Group, Inc., a global investment management firm. From 2000 to 2005, he served as President and Chief Investment Officer of Trust Company of the West, the principal operating subsidiary of TCW. Mr. Beyer is a member of the Board of Directors of The Allstate Corporation and Leucadia National Corporation. He is chair of the Corporate Governance Committee, a member of the Financial Policy Committee, and Kroger's Lead Director.

Susan J. Kropf Director

Ms. Kropf has been a director since December 2007. She was President and Chief Operating Officer of Avon Products Inc., a manufacturer and marketer of beauty care products, from 2001 until her retirement in January 2007. Ms. Kropf joined Avon in 1970. Prior to her most recent assignment, she had been Executive Vice President and Chief Operating Officer, Avon North America and Global Business Operations from 1998 to 2000. From 1997 to 1998 Ms. Kropf was President, Avon U.S. Ms. Kropf was a member of Avon's Board of Directors from 1998 to 2006. She currently is a member of the Board of Directors of Coach, Inc., MeadWestvaco Corporation, and Sherwin Williams Company. Ms. Kropf is a member of the Audit and Financial Policy Committees.

David B. Lewis Director

Mr. Lewis has been a director since January 2002. He is Of Counsel to and a former shareholder and director of Lewis & Munday, a Detroit based law firm with offices in Washington, D.C. and New York City. Mr. Lewis is a director of H&R Block, Inc. and STERIS Corporation. He is a member of the Corporate Governance and Financial Policy Committees.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Jorge P. Montoya Director

Mr. Montoya has been a director since March 2007. He was President of The Procter & Gamble Company's Global Snacks & Beverage division, and President of Procter & Gamble Latin America, from 1999 until his retirement in 2004. Prior to that, Mr. Montoya was an Executive Vice President of Procter & Gamble, a provider of branded consumer packaged goods, from 1995 to 1999. He is a director of The Gap, Inc. Mr. Montoya is chair of the Public Responsibilities Committee and a member of the Compensation Committee.

Clyde R. Moore Director

Mr. Moore has been a director since May 1997. He is the Chairman of First Service Networks, a national provider of facility and maintenance repair services. Prior to that Mr. Moore was Chairman and Chief Executive Officer of First Service Networks from 2000 to 2014. He is chair of the Compensation Committee and a member of the Corporate Governance Committee.

Susan M. Philips Director

Dr. Philips has been a director since April 2003. She is Professor Emeritus of Finance at The George Washington University School of Business. Dr. Phillips joined that university as a Professor and Dean in 1998. She retired as Dean of the School of Business in 2010 and as Professor the following year. Dr. Phillips was a member of the Board of Governors of the Federal Reserve System from December 1991 through June 1998. Before her Federal Reserve appointment, she served as Vice President for Finance and University Services and Professor of Finance in The College of Business Administration at the University of Iowa from 1987 through 1991. Dr. Phillips is a director of CBOE Holdings, Inc., State Farm Mutual Automobile Insurance Company, State Farm Life Insurance Company, State Farm Companies Foundation, National Futures Association, the Chicago Board Options Exchange, and Agnes Scott College. She also was a trustee of the Financial Accounting Foundation until the end of 2010. Dr. Phillips is a member of the Audit and Compensation Committees.

James A. Runde Director

Mr. Runde has been a director since September 2006. He is a special advisor and a former Vice Chairman of Morgan Stanley, a financial services provider, where he has been employed since 1974. Mr. Runde was a member of the Board of Directors of Burlington Resources Inc. prior to its acquisition by ConocoPhillips in 2006. He serves as a Trustee Emeritus of Marquette University and the Pierpont Morgan Library. Mr. Runde is a member of the Compensation Committee and chair of the Financial Policy Committee.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Ronald L. Sargent Director

Mr. Sargent has been a director since December 2006. He is Chairman and Chief Executive Officer of Staples, Inc., a consumer products retailer, where he has been employed since 1989. Prior to joining Staples, Mr. Sargent spent 10 years with Kroger in various positions. In addition to serving as a director of Staples, he is a director of Five Below, Inc. During the past five years, Mr. Sargent was a director of Mattel, Inc. and The Home Depot, Inc. He is chair of the Audit Committee and a member of the Public Responsibilities Committee.

Bobby S. Shackouls Director

Mr. Shackouls has been a director since February 1999. Until the merger of Burlington Resources Inc. and ConocoPhillips, which became effective in 2006, he was Chairman of the Board of Burlington Resources Inc., a natural resources business, since July 1997 and its President and Chief Executive Officer since December 1995. Mr. Shackouls had been a director of that company since 1995 and President and Chief Executive Officer of Burlington Resources Oil and Gas Company (formerly known as Meridian Oil Inc.), a wholly-owned subsidiary of Burlington Resources, since 1994. He is a director of Plains GP Holdings, L.P. and Oasis Petroleum Inc. During the past five years, Mr. Shackouls was a director of ConocoPhillips and PNGS GP LLC, the general partner of PAA Natural Gas Storage, L.P. He is a member of the Audit and Corporate Governance Committees. Mr. Shackouls previously served as Kroger's Lead Director.

        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by mail:
American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

        Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (866) 864-4940
Email: rndy@dfking.com

QuickLinks

IMPORTANT
Table of Contents
SUMMARY TERM SHEET
INTRODUCTION
SCHEDULE I: DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND KROGER